Exhibit 10.3

Execution Version

$150,000,000

FIRST LIEN CREDIT AGREEMENT

dated as of October 19, 2012

among

DGK ORRI HOLDINGS, LP,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

WELLS FARGO SECURITIES, LLC,

as Lead Arranger and Bookrunner

Schedules:

Schedule 1.01B	-	Certain Security Interests and Guarantees
Schedule 1.01C	-	Restricted Payments on the Closing Date
Schedule 2.01	-	Lenders; Credit Commitments; Applicable Percentage
Schedule 5.05(a)	-	Material Dispositions Not Reflected in Financial Statements
Schedule 5.06	-	Litigation
Schedule 5.12	-	Subsidiaries and Other Equity Investments
Schedule 5.19	-	Net Interests in Production
Schedule 5.23	-	Swap Contracts
Schedule 7.02(g)	-	Existing Investments
Schedule 7.03(c)	-	Existing Indebtedness
Schedule 7.08	-	Transactions with Affiliates
Schedule 10.02	-	Administrative Agent’s Office

Exhibits:

Exhibit A	-	Form of Committed Loan Notice
Exhibit B	-	Form of Note
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	[Reserved]
Exhibit F	-	Form of Reserve Report Certificate
Exhibit G-1	-	Form of US Tax Certificate (for Foreign Lenders that are not Partnerships for U.S. Federal Tax Purposes)
Exhibit G-2	-	Form of US Tax Certificate (for Foreign Participants that are not Partnerships for U.S. Federal Tax Purposes)
Exhibit G-3	-	Form of US Tax Certificate (for Foreign Participants that are Partnerships for U.S. Federal Tax Purposes)
Exhibit G-4	-	Form of US Tax Certificate (for Foreign Lenders that are Partnerships for U.S. Federal Tax Purposes)

FIRST LIEN CREDIT AGREEMENT

This FIRST LIEN CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of October 19, 2012 among, DGK ORRI HOLDINGS, LP, a Delaware limited partnership (the “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“WFB”), as Administrative Agent and Collateral Agent, the other agents listed herein and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders provide certain credit to it, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below. Unless otherwise defined herein, all terms defined in the UCC and used but not defined in this Agreement have the meanings specified in the UCC.

“ACH” means automated clearing house transfers.

“Administrative Agent” means WFB, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify in writing the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Credit Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Terrorism Laws” has the meaning specified in Section 5.24(a).

“Applicable Adjusted Percentage” has the meaning specified in Section 2.12(a).

“Applicable Fee Rate” means the Commitment Fee Rate set forth in the definition of Applicable Rate.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Credit Commitment at such time. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, or if the Credit Commitments have expired, then the Applicable Percentage of each Lender in respect of the Aggregate Commitments shall be determined based on the Applicable Percentage of such Lender in respect of the Aggregate Commitments most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of the Aggregate Commitments is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means for any day, with respect to any Base Rate Loan or Eurodollar Rate Loan, as the case may be, the rate per annum set forth in the grid below based upon the Borrowing Base Utilization Percentage in effect on such day:

Borrowing Base Utilization Grid

Borrowing Base	<25%	≥	25	% but	≥	50	% but	≥	75	% but	≥	90%
Utilization Percentage			<50%			<75%			<90%
Eurodollar Rate Loans	1.75%		2.00%			2.25%			2.50%			2.75%
Base Rate Loans	0.75%		1.00%			1.25%			1.50%			1.75%
Commitment Fee Rate	0.50%		0.50%			0.50%			0.50%			0.50%

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered, advised or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., (c) W. D. Van Gonten & Co. Petroleum Engineering, (d) LaRoche Petroleum Consultants, Ltd., (e) Cawley Gillespie & Associates, Inc. and (f) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Arranger” means Wells Fargo Securities, LLC, in its capacity as lead arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Credit Commitments of each Lender pursuant to Section 2.06 or (iii) the date of termination of the Credit Commitments of each Lender to make Loans pursuant to Section 8.02.

“Available Commitments” means, at any time, an amount equal to (i) the lesser of (a) the aggregate Credit Commitments at such time and (b) the Borrowing Base at such time minus (ii) Credit Exposure at such time.

“Bank Price Deck” means the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.

“Bank Product” means any of the following products, services or facilities extended to any Loan Party: (i) cash management services provided by Cash Management Banks under Cash Management Agreements and (ii) products provided by Hedge Banks under Secured Hedge Agreements.

“Bank Product Debt” means Indebtedness and other obligations of a Loan Party relating to Bank Products.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate in effect on such date plus 1/2 of 1.00%, (ii) the rate of interest in effect for such day as publicly announced from time to time by WFB as its “prime rate” and (iii) the one month Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) plus 1.0%. The “prime rate” is a rate set by WFB based upon various factors including WFB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate and which rate may not be the lowest rate of interest charged by WFB to its customers and whether or not Borrower has notice thereof. Any change in such rate announced by WFB shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Bookrunner” means Wells Fargo Securities, LLC, in its capacity as bookrunner.

“Borrower Materials” means materials and/or information provided by or on behalf of the

Borrower hereunder.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” means, at any time, an amount equal to the amount determined in accordance with Section 2.15, as the same may be adjusted from time to time pursuant to the provisions thereof.

“Borrowing Base Deficiency” occurs if, at any time, the Credit Exposure exceeds the Borrowing Base then in effect. The amount of the Borrowing Base Deficiency is the amount by which the Credit Exposure exceeds the Borrowing Base then in effect.

“Borrowing Base Properties” means the Royalty Interests of the Loan Parties included in the Initial Reserve Report and thereafter in the most recently delivered Reserve Report delivered pursuant to Section 6.14.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the Credit Exposure on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, “Business Day” means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Subsidiary:

(i) Dollars;

(ii) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government, in each case with maturities of 24 months or less from the date of acquisition;

(iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus of not less than $500,000,000 or any foreign commercial bank having capital and surplus of not less than $100,000,000 (or the Dollar equivalent as of the date of determination);

(iv) repurchase obligations for underlying securities of the types described in clauses (ii), (iii) and (vii) entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(vi) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(vii) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(viii) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s; and

(ix) investment funds investing 90.00% of their assets in securities of the types described in clauses (i) through (ix) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than Dollars, provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement to provide Cash Management Services.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Bookrunner, Lender or an Affiliate of a Lender or Bookrunner, in each case in its capacity as a party to such Cash Management Agreement, in each case in respect of services provided under such Cash Management Agreement to a Loan Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person under or in respect of a Cash Management Agreement.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by any Cash Management Bank: (i) ACH transactions, (ii) treasury and/or cash management services, including, without limitation, controlled disbursement services, (iii) foreign exchange facilities, (iv) credit or debit cards, (v) deposit and other accounts and (vi) merchant services (other than those constituting a line of credit).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (iii) the compliance by any Lender with any written request, guideline or directive (whether or not having the force of law, but if not having force of law, then being one with which the relevant party would customarily comply) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means Blackstone Capital Partners L.P., Blackstone Energy Partners L.P. or their Affiliates shall cease to Control the Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01, which shall be October 19, 2012.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means WFB in its capacity as collateral agent with respect to the Collateral under any of the Loan Documents or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(i) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.11 at such time, duly executed by each Loan Party thereto;

(ii) all Finance Obligations shall have been unconditionally guaranteed by each direct and indirect Subsidiary of the Borrower (each, a “Guarantor”);

(iii) except to the extent otherwise provided hereunder or under any Collateral Document, the Finance Obligations shall have been secured by a perfected security interest (to the extent such security interest may be perfected by delivering certificated securities or filing UCC financing statements) in all Equity Interests of each Subsidiary, whether direct or indirect, of the Borrower or any Guarantor;

(iv) except to the extent otherwise provided hereunder or under any Collateral Document, the Finance Obligations shall have been secured by a perfected security interest (other than in the case of Mortgages, to the extent such security interest may be perfected by delivering certificated securities or instruments, filing UCC financing statements) in, and Mortgages on the Collateral Coverage Minimum;

(v) none of the Collateral shall be subject to any Liens other than Permitted Liens; and

(vi) to the extent a security interest in or mortgage lien on any Royalty Interest is required pursuant to Section 6.11, the Collateral Agent shall have received (i) counterparts of a

Mortgage duly executed and delivered by the record owner of such property in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected first-priority Lien (subject only to Permitted Liens) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent and (ii) legal opinions, addressed to the Collateral Agent and the other Secured Parties, reasonably acceptable to the Collateral Agent as to the enforceability and perfection of the Mortgages (and such other matters as are customarily opined upon by local counsel).

“Collateral Coverage Minimum” means that the Collateral, including the Mortgaged Properties, shall represent at least 90% of the PV-9 of the Loan Parties’ total Proved Reserves attributable to Royalty Interests.

“Collateral Documents” means, collectively, the Mortgages and each other mortgage, each of the collateral assignments, security agreements, deposit account control agreements, pledge agreements or other similar agreements delivered to the Collateral Agent for the benefit of the Secured Parties pursuant to Section 4.01(a)(iii) or Section 6.11, the Guaranty, the Intercreditor Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment Fees” has the meaning specified in Section 2.09(a).

“Committed Loan Notice” means a notice of (i) a Borrowing, (ii) a conversion of Loans from one Type to the other or (iii) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Depreciation, Depletion and Amortization Expense” means with respect to any Person for any period the total amount of depreciation, depletion and amortization expense, amortization of intangible assets, debt issuance costs, commissions, fees and expenses, including the amortization of deferred financing fees, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following, in each case to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(A) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes and foreign withholding taxes and penalties and interest relating to taxes of such Person paid or accrued during such period; plus

(B) Consolidated Interest Expense of such Person for such period (including (1) net losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) bank fees); plus

(C) Consolidated Depreciation, Depletion and Amortization Expense of such Person for such period; plus

(D) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(E) income attributable to non-controlling interests in Subsidiaries in such period but only to the extent of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Subsidiary in such period; plus

(F) the amount of management, monitoring, consulting, customary transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor to the extent permitted hereunder (and any other similar fees) in such period; and

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Swap Obligations or other derivative instruments pursuant to GAAP), and (D) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Obligations with respect to Indebtedness and excluding (1) penalties and interest relating to taxes, (2) accretion or accrual of discounted liabilities not constituting Indebtedness, (3) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition and (4) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses); plus

(ii) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less

(iii) interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(iv) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction) shall be excluded,

(v) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent such change in accounting policies is permitted hereunder shall be excluded,

(vi) any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(vii) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in accordance with GAAP, shall be excluded,

(viii) [Reserved],

(ix) [Reserved],

(x) effects of adjustments in the inventory, property and equipment, software, goodwill and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(xi) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Swap Obligations shall be excluded,

(xii) any impairment charge or asset write-off or write-down, including any ceiling test writedowns, impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a Change in Law or regulation, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(xiii) [Reserved],

(xiv) any fees, expenses or charges paid to third parties incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Disposition, recapitalization, Investment, issuance, repayment or amendment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(xv) accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of a modification of accounting policies permitted hereunder shall be excluded, and

(xvi) any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations and the application of ASC 815 Derivatives and Hedging shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any permitted Investment or any disposition of assets permitted under Section 7.05.

“Consolidated Total Debt” means at any date, the aggregate principal amount of all Indebtedness for borrowed money of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, reflected on a consolidated balance sheet of the Borrower and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Commitment” means, as to each Lender, its obligation to (i) make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Credit Exposure” means, as of any day, the aggregate outstanding principal amount of the Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Current Assets” means, at any date, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, plus the Available Commitments, but excluding all non-cash assets under ASC 815 Derivatives and Hedging.

“Current Liabilities” means, at any date, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries on such date, but excluding, without duplication, (a) the current portion of any Indebtedness, (b) the current portion of interest, (c) the current portion of current and deferred income taxes or any amounts payable as tax distributions, (d) any non-cash liabilities recorded in connection with stock-based, partnership interest-based or similar incentive-based compensation awards or arrangements, (e) any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date, (f) the effects from applying purchase accounting and (g) non-cash obligations under ASC 815 Derivatives and Hedging.

“Current Ratio” means, as of any date of determination, the ratio of (a) Current Assets as of the last day of the most recent Test Period ended on or prior to such date of determination to (b) Current Liabilities as of the last day of such Test Period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus the Applicable Rate for such Base Rate Loans plus (ii) 2.00% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate with respect to payments of principal thereon shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws, but in no event to exceed the Highest Lawful Rate.

“Defaulting Lender” means a Lender during the period and only for so long as a Lender Default is in effect with respect to such Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer, abandonment or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Engineering Reports” has the meaning specified in Section 2.15(c).

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment, natural resources or to the release of any Hazardous Materials into the environment, or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (i) a Reportable Event with respect to a Pension Plan; (ii) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA (or, after the effectiveness of the Pension Act, is in endangered or critical status, within the meaning of Section 305 of ERISA); (iv) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (v) an event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to ad-minister, any Pension Plan or Multiemployer Plan; (vi) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (vii) on and after the effectiveness of the Pension Act, a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (viii) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA; or (xi) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Act).

“Eurodollar Base Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, the rate per annum equal to the interest rate per annum set forth on the Reuters Reference LIBOR1 page as the London Interbank Offered Rate, as published by Reuters (or other commercially available source providing quotations of the London Interbank Offered Rate as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; if such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by WFB and with a term equivalent to such Interest Period would be offered by WFB’s London Branch to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the quotient obtained (expressed as a decimal, carried out five decimal places) by dividing (i) the applicable Eurodollar Base Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the applicable Eurodollar Rate.

“Eurodollar Reserve Percentage” means for any day during any Interest Period the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurodollar liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, (ii) Taxes imposed as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (iii) any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that (A) is required to be imposed on amounts payable to a Lender with respect to an applicable interest in any Loan or Credit Commitment pursuant to Laws in force at the time such Lender acquires such interest (or designates a new Lending Office), except (I) to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a) or (II) with respect to any designation, assignment or replacement pursuant to Section 3.06 or (B) is attributable to such Lender’s failure to comply with Section 3.01(f) or (iv) any Tax imposed pursuant to FATCA.

“Executive Order” has the meaning specified in Section 5.24(a).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) or any current or future Treasury regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to WFB, on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter dated October 8, 2012, among the Borrower, the Administrative Agent and the Second Lien Agent.

“Finance Obligations” means, at any date, (i) all Senior Credit Obligations, (ii) all Swap Obligations of a Loan Party permitted hereunder owed or owing under any Secured Hedge Agreement to any Hedge Bank and (iii) all Cash Management Obligations owing under any Secured Cash Management Agreement to a Cash Management Bank.

“Financial Performance Covenants” means the covenants set forth in Sections 7.16(a) and 7.16(b).

“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.06(g).

“Guarantee” means, as to any Person, without duplication, (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (D) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guaranty” means (i) the guaranty made by each Guarantor in favor of the Administrative Agent on behalf of the Secured Parties and (ii) each other guaranty and guaranty supplement delivered pursuant to Section 6.11 and “Guaranties” means any two or more of them, collectively.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of the foregoing at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or the other Finance Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests or Royalty Interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(iii) net obligations of such Person under any Swap Contract;

(iv) all obligations of such Person to pay the deferred purchase price of property or services (other than (A) trade accounts payable in the ordinary course of business, (B) joint interest billings and (C) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(v) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(vi) [Reserved];

(vii) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business;

(viii) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and

(ix) all Guarantees of such Person in respect of any of the foregoing.

The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (v) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means all Taxes imposed on or with respect to, or measured by, any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Reserve Report” means that certain report prepared by an Approved Engineer evaluating the Royalty Interests of the Borrower and its Subsidiaries as of June 30, 2012.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (i) the entry of an order for relief under Debtor Relief Laws, or the initiation by any Person of any proceeding or filing under any other insolvency, debtor relief or debt adjustment law; (ii) the appointment of a receiver, interim receiver, trustee, liquidator, administrator, monitor, conservator or other custodian for such Person or any part of its property; or (iii) an assignment or trust mortgage for the benefit of creditors.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of even date herewith by and among the Administrative Agent, the Collateral Agent, the Second Lien Agent and the Borrower, as the same may from time to time be amended, supplemented, restated or otherwise modified.

“Interest Payment Date” means (i) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (ii) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months, as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clause (iii) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Interim Borrowing Base Restriction Period” means, if the Borrower has failed to deliver the Engineering Reports and information required under Section 2.15(c)(i) within thirty (30) days after the Borrower’s receipt of an Interim Redetermination notice from the Administrative Agent, the period of time (i) beginning on the 31st day after Borrower’s receipt of such Interim Redetermination notice and (ii) ending upon the first to occur of (A) the 45th day following delivery of such Interim Redetermination notice, (B) the date on which the New Borrowing Base Notice in connection with such Interim Redetermination is effective, and (C) the delivery of the Engineering Reports as required under Section 2.15(c)(i) in connection with such Interim Redetermination. For the avoidance of doubt, if the Borrower delivers the Engineering Reports to the Administrative Agent on or before the thirtieth (30th) day after the Borrower’s receipt of an Interim Redetermination notice, solely with respect to such Interim Redetermination, “Interim Borrowing Base Restriction Period” shall mean “none”.

“Interim Redetermination” has the meaning specified in Section 2.15(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.15(d).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and made in the ordinary course of business consistent with past practice) or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means each bank or other lending institution listed on Schedule 2.01, each Eligible Assignee that becomes a Lender pursuant to Section 10.06(b), and their respective permitted successors.

“Lender Default” means, with respect to any Lender, that (i) such Lender has failed (or notified the Administrative Agent of its intent to fail) to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) such Lender has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (iii) such Lender has become the subject of an Insolvency Proceeding or is Controlled by a Person who has become the subject of an Insolvency Proceeding, (iv) such Lender has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, or (v) the Administrative Agent in good faith believes that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities.

“Lending Office” means with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents and (v) each other agreement, instrument, or document executed by Borrower or any of its Subsidiaries or any of their officers at any time in connection with this Agreement (excluding any Master Agreement).

“Loan Parties” means, collectively, (i) the Borrower and (ii) each Guarantor.

“Majority Lenders” means, as of any date of determination, Lenders holding more than 50.00% of the sum of the (i) Credit Exposure and (ii) aggregate unused Credit Commitments; provided that the unused Credit Commitment of, and the portion of the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Financing Document to which any of the Loan Parties is a party or (iii) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Financing Document.

“Maturity Date” means the fifth anniversary of the Closing Date; provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, trust deed, assignment of as- extracted collateral, fixture filing or other security document, substantially in the form as agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” has the meaning specified in the Mortgage.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or in the past six years has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“New Borrowing Base Notice” has the meaning specified in Section 2.15(d).

“Non-Defaulting Lender” means, at any date, a Lender which is not a Defaulting Lender at such date.

“Notes” means the means the promissory notes of the Borrower payable to any Lender or its registered assigns, substantially in the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from Loans made by such Lender to the Borrower.

“OFAC” has the meaning specified in Section 5.24(b)(v).

“Oil and Gas Properties” means (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of- way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organization Documents” means: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Liabilities” means outstanding liabilities with respect to or arising from (i) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (ii) any transaction which arises out of any Bank Product entered into with any Loan Party, as each may be amended from time to time.

“Other Taxes” means all present or future stamp or documentary Taxes or any other similar excise, property, intangible, mortgage recording or Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document; provided that such term shall not include any of the foregoing Taxes that result from an Assignment and Assumption, grant of a participation pursuant to Section 10.06(d) or transfer or assignment to or designation of a new Lending Office or other office for receiving payments under any Loan Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Loan Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the past six years.

“Permitted Acquisition” has the meaning specified in Section 7.02(d).

“Permitted Lien” has the meaning specified in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” means SyndTrak or another similar electronic system.

“Presumed Tax Rate” means the highest maximum combined marginal U.S. federal, state and local income tax rates to which any member may be subject (taking into account the character of such taxable income and the deductibility of state and local income tax for federal income tax purposes).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (A) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (1) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (2) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (B) any retirement of Indebtedness, and (C) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.15(c).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.15(c)(ii).

“Proved Developed Producing Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”

“Proved Developed Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves.”

“Proved Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“PV-9” means, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the Loan Parties’ collective interests in such Proved Reserves during the remaining expected economic lives of such Proved Reserves.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.15(d).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of any Hazardous Material in, into, or onto the environment.

“Required Lenders” means, as of any date of determination, Lenders holding at least 66 2/3% of the sum of the (i) Credit Exposure and (ii) aggregate unused Credit Commitments; provided that the unused Credit Commitment of, and the portion of the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Reserve Report” means the Initial Reserve Report and any other subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each June 30th or December 31st (or such other date in the event of certain Interim Redeterminations) the Proved Reserves and the Proved Developed Reserves attributable to the Borrowing Base Properties of the Borrower and the Loan Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders.

“Reserve Report Certificate” means a certificate of a Responsible Officer in substantially the form of Exhibit F certifying as to the matters set forth in Section 6.14(c).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of the general partner of the Borrower or any other Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of any such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a combined balance sheet of the Borrower or of any Subsidiary prepared in accordance with GAAP (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than (A) the Collateral Agent for the benefit of the Secured Parties and (B) the Second Lien Agent for the benefit of the Second Lien Lenders or (iii) are not otherwise generally available for use by the Borrower or such Subsidiary.

“Restricted Debt Payments” in respect of the Second Lien Debt, means any prepayments, redemptions, purchases and defeasances prior to the maturity thereof in respect of such Debt, including pursuant to any sinking fund or similar deposit.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof); provided, that the payment of management, consulting, monitoring and advisory fees and customary transaction fees by the Borrower to the Sponsor and related indemnities and reasonable expenses (not made in contravention of Section 7.08) shall not be a Restricted Payment hereunder; provided, further, that repayment of Second Lien Debt by the Borrower, including all fees, expenses, premiums, interest, penalties and obligations in connection therewith shall not be a Restricted Payment hereunder.

“Royalty Interests” means, whether now owned or hereafter acquired, existing now or in the future, any and all overriding royalty interests (including participating and non-participating interests), royalty interests, net profits interests, production payment interests, non-cost bearing ownership interests, and all other leasehold burdens or burdens upon Hydrocarbon production and similar rights, titles, interests or estates owned by or for the benefit of the Loan Parties related to (i) Hydrocarbons that may be produced and saved and (ii) any other Hydrocarbon Interests.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Scheduled Redetermination” has the meaning specified in Section 2.15(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.15(d).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Agent” means the “Administrative Agent” as defined in the Second Lien Credit Agreement.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement dated of even date herewith among the Borrower, the Second Lien Agent and the Second Lien Lenders, as amended, restated, supplemented or otherwise modified or any Refinancing (as defined in the Intercreditor Agreement) thereof, but only to the extent permitted under the terms of the Intercreditor Agreement.

“Second Lien Debt” means the “Second Lien Credit Obligations” as defined in the Second Lien Credit Agreement, subject to the terms of the Intercreditor Agreement.

“Second Lien Lenders” means the “Lenders” as defined in the Second Lien Credit Agreement

“Second Lien Loan Documents” means the Second Lien Credit Agreement and the other “Loan Documents” as defined in the Second Lien Credit Agreement.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between a Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(d) that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means (i) each Senior Credit Party, (ii) each Cash Management Bank, (iii) each Hedge Bank, (iv) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (v) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Senior Credit Obligations” means, with respect to each Loan Party, without duplication:

(i) in the case of the Borrower, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law, whether or not allowed or allowable as a claim in any such proceeding) on any Loan under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii) all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Loan Party under Section 10.04(a) or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;

(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) or under any other similar provision of any other Loan Document; and

(v) in the case of the Borrower and each Guarantor, all amounts now or hereafter payable by the Borrower or such Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower or such Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Borrower or such Guarantor pursuant to this Agreement, the Guaranty or any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“Senior Credit Party” means each Lender, the Administrative Agent, the Collateral Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 and designated by the Administrative Agent as a “Senior Credit Party”, and each Indemnitee and their respective successors and assigns, and “Senior Credit Parties” means any two or more of them, collectively.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(g).

“Specified Equity Contribution” means cash equity contributions (which if in the form of preferred equity shall be on terms and conditions reasonably acceptable to the Administrative Agent) to the Borrower and, if the Borrower so elects, further contributed directly or indirectly to any Subsidiary, during the Cure Period for the purpose of curing any failure to comply with the Financial Performance Covenants that would otherwise occur.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or Subsidiary designation that by the terms of this Agreement requires such test to be calculated on a Pro Forma Basis or after giving Pro Forma Effect.

“Sponsor” means Royal Resource, L.P.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Contract, excluding any amounts which such Person is entitled to set-off against its obligations under applicable Law.

“Swap PV” means, with respect to any commodity Swap Contract, the present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or its Subsidiaries under such Swap Contract netted against the product price and cost escalation assumptions specified from time to time by Administrative Agent and the Lenders; provided, however, that the “Swap PV” shall never be less than $0.00.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Hedge Bank in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, remittances, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters or twelve consecutive fiscal months of the Borrower, ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal year, quarter or month in such period have been or are required to be delivered pursuant to Section 6.01(i)or (ii), respectively. A Test Period may be designated by reference to the last day thereof (i.e., “the September 30, 2012 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower, ended September 30, 2012), and a Test Period shall be deemed to end on the last day thereof.

“Total Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheets of the Borrower, delivered pursuant to Section 6.01(i) or (ii).

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Subsidiary in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (i) the Restricted Payments set forth on Schedule 1.01C hereto and (ii) the funding, if any, of the Loans on the Closing Date.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Texas, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unaudited Financial Statements” has the meaning specified in Section 4.01(d).

“United States” and “U.S.” mean the United States of America.

“USA PATRIOT Act” has the meaning specified in Section 10.20.

“WFB” has the meaning set forth in the introductory paragraph to this Agreement.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other

Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms and Determinations.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner materially consistent with that used in the preparation of audited financial statements required pursuant to Section 6.01(i), except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Computation of Certain Financial Covenants. Unless otherwise specified herein, all defined financial terms (and all other definitions used to determine such terms) shall be to those determined and computed in respect of the Borrower and its Subsidiaries.

Section 1.04 Rounding. Any financial ratios required to be maintained or satisfied by the Borrower or any of its respective Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Credit Commitment; provided, however: that after giving effect to any Borrowing, (A) the Credit Exposure shall not exceed the lesser of (x) the Aggregate Commitments, and (y) the Borrowing Base at such time and (B) the aggregate outstanding amount of the Loans of any Lender shall not exceed such Lender’s Credit Commitment. Within the limits of each Lender’s Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the

Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent (i) not later than 2:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) not later than 12:00 p.m. on the requested date of any Borrowing of Base Rate Loans (but with respect to the initial Borrowing, one Business Day prior to the requested date of any Borrowing of Base Rate Loans). Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in an amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) [Reserved].

(c) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(d) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Borrowing Base Deficiency, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Majority Lenders.

(e) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(f) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than four (4) Interest Periods in effect in respect of any Loans.

Section 2.03 [Reserved].

Section 2.04 [Reserved].

Section 2.05 Prepayments.

(a) Optional. Subject to the last sentence of this Section 2.05(a), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (A) such notice must be received by the Administrative Agent not later than 2:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). Each such notice shall be revocable subject to Section 3.05. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b) Repayment of Loans Following Redetermination or Adjustment of Borrowing Base.

(i) Upon any redetermination of the Borrowing Base in accordance with Section 2.15(b), if the Credit Exposure exceeds the redetermined Borrowing Base, then the Borrower shall, within 10 Business Days after its receipt of a New Borrowing Base Notice inform the Administrative Agent of the Borrower’s election to: (A) within 30 days following its receipt of such New Borrowing Base Notice (1) prepay the Loans in an aggregate principal amount equal to such excess, (B) prepay the Loans in five equal monthly installments, commencing on the 30th day following its receipt of such New Borrowing Base Notice with each payment being equal to 1/5th of the aggregate principal amount of such excess (provided that all payments required to be made pursuant to this Section 2.05(b) must be made on or prior to the Maturity Date), (C) within 30 days following its receipt of such New Borrowing Base Notice, provide additional Collateral in the form of additional Royalty Interests not evaluated in the most recently delivered Reserve Report or other Collateral reasonably acceptable to the Administrative Agent having a Borrowing Base value (as proposed by the Administrative Agent and approved by the Required Lenders) sufficient, after giving effect to any other actions taken pursuant to this Section 2.05(b) to eliminate any such excess or (D) undertake a combination of clauses (A), (B) and (C).

(ii) Upon any adjustment to the Borrowing Base pursuant to Section 2.15(f), (g) or (h) if the Credit Exposure exceeds the Borrowing Base, as adjusted, then the Borrower shall prepay the Loans in an aggregate principal amount equal to such excess. The Borrower shall be obligated to make such prepayment no later than the first Business Day following the date it receives written notice from the Administrative Agent of the adjustment of the Borrowing Base and the resulting Borrowing Base Deficiency; provided that all payments required to be made pursuant to this clause must be made on or prior to the Maturity Date.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,500,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Credit Exposure would exceed the Aggregate Commitments.

(b) [Reserved.]

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Credit Commitment under this Section 2.06. Upon any reduction of the Credit Commitments, the Credit Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07 Repayment of Loans. The Borrower hereby promises to repay the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

Section 2.08 Interest.

(a) Stated Interest. Subject to the provisions of Section 2.08(b): (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Eurodollar Rate for such Interest Period plus the Applicable Rate for such Eurodollar Rate Loans, but in no event to exceed the Highest Lawful Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Base Rate Loans, but in no event to exceed the Highest Lawful Rate.

(b) Default Interest.

(i) If any amount of principal of any Loan (other than Loans of a Defaulting Lender) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods) (other than to Defaulting Lenders), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Payments of Interest. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender (other than to any Defaulting Lender for any period during which it is a Defaulting Lender) in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Fee Rate times the average daily amount of the Available Commitments.

The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b) Other Fees. The Borrower shall pay to the Bookrunner, the Collateral Agent and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by WFB’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Debt. The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained in good faith by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Senior Credit Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided for herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender, subject to clause (b) below, its Applicable Percentage in respect of the Aggregate Commitments (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. For purposes of this Agreement, “Applicable Adjusted Percentage” means, with respect to any Lender at any time, its percentage of the Aggregate Commitments computed as set forth in the definition of “Applicable Percentage” but with reference only to the Credit Commitments of all Non- Defaulting Lenders at such time. Absent the existence of one or more Defaulting Lenders at any time of determination, the Applicable Adjusted Percentage of each Lender shall equal its Applicable Percentage. The Applicable Adjusted Percentage of each Lender shall adjust automatically whenever a Lender Default occurs or ceases to exist.

(b) Funding and Payments; Presumptions.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Failed Loans. If any Lender shall fail to make any Loan (a “Failed Loan”) which such Lender is otherwise obligated hereunder to make to the Borrower on the date of Borrowing thereof, and the Administrative Agent shall not have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Lender shall have made or be deemed to have made (pursuant to the last sentence of this subsection (b)(ii)) the Failed Loan in full or the Administrative Agent shall have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from or for the account of the Borrower on account of any Borrowing of the Loans, (i) the amount so received will, upon receipt by the Administrative Agent, be distributed in the following order of priority: first, to the Lenders on account of the Loans made by them as part of the Borrowing that would have included the Failed Loan had the relevant Lender not failed to fund its Failed Loan, ratably among such Lenders in accordance with the respective Loans made by them as part of such Borrowing, second, to all other Loans made by the Lenders other than the Defaulting Lenders, ratably among such Lenders in accordance with the respective Loans made by them, and third, to the Loans made by the Defaulting Lenders; provided, however, that with respect to any voluntary prepayment of the Loans, unless the application of such voluntary prepayment according to the order of payments specified above would not result in the Borrower becoming subject to compensation requirements pursuant to Section 3.05, the Borrower may specifically designate in its prepayment notice delivered in accordance with the terms hereof that the amount received by the Administrative Agent as the result of such voluntary prepayment shall be applied to an outstanding Borrowing that does not include a Failed Loan, in which case such amount shall be applied to such prior Borrowing prior to being applied to the Borrowing that includes the Failed Loan.

(iii) Defaulted Amounts. If any Lender shall fail to make any payment (the “Defaulted Amount”) to any Agent or any other Lender, whenever the Administrative Agent shall receive any amount from or for the account of the Borrower for the account of such Lender (other than as described in clause (ii) of this Section 2.12(b)), the amount so received will, upon receipt by the Administrative Agent, be distributed in the following order of priority: first, the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents, and second, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders. Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this clause (iii), shall be applied or held by the Administrative Agent as specified in clause (iv) of this Section 2.12(b).

(iv) Distribution of Certain Amounts. If any Lender shall be a Defaulting Lender that (x) does not, at any time owe a Failed Loan or a Defaulted Amount or (y) does owe a Failed Loan but the amount received from or for the account of the Borrower referred to below is designated by the Borrower (in accordance with clause (ii) above) for application to a Borrowing that does not include a Failed Loan, in each case whenever the Administrative Agent shall receive any amount from or for the account of the Borrower for the account of such Defaulting Lender, the amount so received will, upon receipt by the Administrative Agent, be held without interest by the Administrative Agent and applied from time to time to the extent necessary to make any Loans required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to any Agent or any other Lender, as and when such Loans or amounts are required to be made or paid. If the amount so held shall at any time be insufficient to make and pay all such Loans and amounts required to be made or paid at such time, the Administrative Agent shall apply such held funds in the following order of priority: first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents, and second, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders. In the event that any Defaulting Lender ceases to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender to the Senior Credit Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Senior Credit Obligations outstanding at such time.

(v) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under
Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of fees then due hereunder (other than in respect of Bank Product Debt), ratably among the parties entitled thereto in accordance with the amounts of fees then due to such parties, (ii) second, toward payment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties and (iii) third, toward payment of principal and Bank Product Debt then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Senior Credit Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Senior Credit Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Senior Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Senior Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) Senior Credit Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Senior Credit Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the Senior Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Senior Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Senior Credit Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained pursuant to Section 2.12(b) or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14 [Reserved.]

Section 2.15 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Closing Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $38,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.15(f), (g) and (h).

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.15 (a “Scheduled Redetermination”), and, subject to Section 2.15(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent and the Lenders on April 15th and October 15th of each year, commencing April 15, 2013.

(i) In addition, the Borrower may, by notifying the Administrative Agent thereof one time during the period between Scheduled Redeterminations (including the period between the Closing Date and the initial Scheduled Redetermination), and the Administrative Agent may at the direction of the Required Lenders, by notifying the Borrower thereof, one time each calendar year, in each case, elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.15. In the event that the Administrative Agent at the direction of the Required Lenders notifies the Borrower of its election to cause the Borrowing Base to be redetermined pursuant to this clause (i), the Borrower will use commercially reasonable efforts to obtain the information sufficient to prepare Engineering Reports described in Section 2.15(c)(i) and provide such information to the Administrative Agent.

(ii) In addition to, and not including and/or limited by the annual Interim Redetermination allowed above, the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Redeterminations, request additional Interim Redeterminations of the Borrowing Base in the event it completes or acquires Royalty Interests or Persons owning Royalty Interests with Proved Reserves which are to be Borrowing Base Properties having a PV-9 (calculated at the time of acquisition) in excess of 5.0% of the Borrowing Base in effect immediately prior to such acquisition.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report , if applicable, and the Reserve Report Certificate, and (B) such other reports, data and supplemental information, including the information provided pursuant to Section 6.14, as may, from time to time, be reasonably requested by the Required Lenders and obtained by the Borrower through reasonably commercial efforts (the Reserve Report, such Reserve Report Certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Borrowing Base Properties as described in the Engineering Reports and the existence of any Swap Contracts or any other Indebtedness) as the Administrative Agent deems appropriate exercising reasonable commercial standards in accordance with the Administrative Agent’s normal and customary standards and practices for valuing and redetermining the value of Royalty Interests and Oil and Gas Properties in connection with reserve based oil and gas loan transactions as it exists at the particular time. It is expressly understood that neither the Administrative Agent nor the Lenders have any obligation to determine the Borrowing Base at any particular amount.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”) promptly, but no earlier than ten (10) days from receipt, after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed

Borrowing Base (unless the Borrower has failed to furnish the information described in Section 2.15(c)(i), in which case, the Administrative Agent shall notify the Borrower and the Lenders a reasonably time after it determines, if the Administrative Agent so elects, the Proposed Borrowing Base).

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by the unanimous agreement of the Lenders in each such Lender’s reasonable discretion and consistent with each such Lender’s normal and customary standards and practices for valuing and redetermining the value of Royalty Interests and Oil and Gas Properties in connection with reserve based oil and gas transactions as it exists at the particular time as provided in this Section 2.15 and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved by Lenders constituting at least the Required Lenders in each such Lender’s reasonable discretion and consistent with each such Lender’s normal and customary standards and practices for valuing and redetermining the value of Royalty Interests and Oil and Gas Properties in connection with reserve based oil and gas transactions as it exists at the particular time as provided in this Section 2.15. Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have 15 days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such 15-day period, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, the Borrowing Base Required Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.15(d). If, however, at the end of such 15-day period, the Required Lenders have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to the Required Lenders and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.15(d).

(d) Effectiveness of a Redetermined Borrowing Base. Subject to Section 2.15(i), after a redetermined Borrowing Base is approved by the unanimous agreement of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.15(c), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 6.14(a) and (c) in a timely and complete manner, then on April 15th or October 15th as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 6.14(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Subject to Section 2.15(i), such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.15(f), (g) and (h) whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) [Reserved.]

(f) Reduction of Borrowing Base Upon Termination of Hedge Positions. If any Loan Party shall terminate or create any off-setting position(s) in respect of any commodity hedge position(s) (whether evidenced by a floor, put or Swap Contract) upon which (i) the Lenders relied in determining the Borrowing Base and (ii) the Swap PV (as calculated at the time of any such termination or creation of offsetting position(s)) of such terminated and/or offsetting position(s), after taking into account any other Swap Contract, executed contemporaneously with the taking of such actions, (x) exceeds 5.0% of the effective Borrowing Base or (y) after taking into account the aggregate PV-9 (calculated at the time of such Disposition) of all Borrowing Base Properties Disposed of since the later of (A) the last Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to Section 2.15(g), exceeds 5.0% of the effective Borrowing Base, then, after the Administrative Agent has received the notice of such termination or creation of off-setting position(s) (which the Borrower covenants to deliver no later than one Business Day after the date thereof) the Required Lenders shall have the right to adjust the Borrowing Base in an amount equal to the Borrowing Base value, if any, attributable to such terminated or off-setting hedge position(s) in the calculation of the then-effective Borrowing Base and (if the Required Lenders in fact make any such adjustment) the Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base value, if any, attributable to such hedge position(s) in the calculation of the then-effective Borrowing Base and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount. For the avoidance of doubt, the parties acknowledge that the Borrowing Base value of a Swap Contract may be more or less than the mark-to-market or termination value of such Swap Contract.

(g) Reduction of Borrowing Base Upon Dispositions. If (i) the Borrower or one of the other Loan Parties Disposes of Royalty Interests, (ii) such Disposition involves Borrowing Base Properties included in the most recently delivered Reserve Report and (iii) the aggregate PV-9 (calculated at the time of such Disposition) of all such Borrowing Base Properties Disposed of since the later of (A) the last Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to this Section 2.15(g) exceeds (x) 5.0% of the then-effective Borrowing Base or (y) after taking into account the aggregate Swap PV of any termination or creation of off-setting position(s) of any commodity hedge position(s) (whether evidenced by a floor, put or Swap Contract) upon which the Lenders relied in determining the Borrowing Base, 5.0% of the then-effective Borrowing Base, then, after the Administrative Agent has received the notice of such Disposition (which the Borrower covenants to deliver no later than one Business Day after the date of consummation of any such Disposition), the Required Lenders shall have the right to adjust the Borrowing Base in an amount equal to the Borrowing Base value, if any, attributable to such Disposed of Borrowing Base Properties in the calculation of the then-effective Borrowing Base and, if the Required Lenders in fact make any such adjustment, the Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base value, if any, attributable to such Disposed of Borrowing Base Properties in the calculation of the then-effective Borrowing Base and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount.

(h) Reduction of Borrowing Base Associated with Title Defects or Exceptions. If any title defect or exception requested by the Administrative Agent to be cured pursuant to Section 6.15(b) cannot be cured within the time period specified therein, the Required Lenders shall have the right to adjust the

Borrowing Base in an amount equal to the economic value, if any, by which the Borrowing Base value of the affected Borrowing Base Property is diminished due to such title defect or exception and, if the Required Lenders in fact make any such adjustment, the Administrative Agent shall promptly notify the Borrower in writing of economic value by which the Borrowing Base value of the affected Borrowing Base Property is diminished due to such title defect or exception and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount.

(i) Borrower’s Right to Elect Reduced Borrowing Base. Within three Business Days of its receipt of a New Borrowing Base Notice, the Borrower may provide written notice to the Administrative Agent and the Lenders that specifies for the period from the effective date of the New Borrowing Base Notice until the next succeeding Scheduled Redetermination Date, the Borrowing Base will be a lesser amount than the amount set forth in such New Borrowing Base Notice, whereupon such specified lesser amount will become the new Borrowing Base. The Borrower’s notice under this Section 2.15(i) shall be irrevocable, but without prejudice to its rights to initiate Interim Redeterminations.

(j) Administrative Agent Data. The Administrative Agent hereby agrees to provide, promptly following its receipt of a request by the Borrower, an updated Bank Price Deck. The Administrative Agent also agrees, upon request, to meet with the Borrower to discuss its evaluation of the reservoir engineering of the Royalty Interests included in the Reserve Report and its methodologies for valuing such properties to the same degree as the Administrative Agent provides such information to other similar borrowers. Any information disclosed to the Borrower under this Section 2.15(j) shall be maintained confidential by the Loan Parties and not disclosed to any Person other than a Loan Party without the prior written consent of the Administrative Agent.

Section 2.16 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitment Fees shall cease to accrue on the Credit Commitment of such Lender so long as it is a Defaulting Lender; and

(b) in the event that the Administrative Agent, or the Borrower, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Adjusted Percentage. The rights and remedies against a Defaulting Lender under this Section 2.16 are in addition to other rights and remedies that Borrower, the Administrative Agent and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.16 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

ARTICLE III.

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as reasonably determined by such withholding agent.

(ii) If any Loan Party or the Administrative Agent shall be required under applicable Law to withhold or deduct any Taxes, including both United States federal backup withholding and withholding Taxes, from any payment, then (A) such withholding agent shall withhold or make such deductions as are reasonably determined by such withholding agent to be required by applicable Law, (B) such withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and hereby agrees to, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(d) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. Upon request of the Administrative Agent or the Borrower, as applicable, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(f) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 3.01(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than documentation set forth in Sections 3.01(f)(ii)(A), (ii)(B)(1)-(4) and (ii)(C)) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States:

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of United States federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is party, executed originals of Internal Revenue Service Form W-8BEN (or any successor form thereto) claiming eligibility for benefits under such income tax treaty;

ii) executed originals of Internal Revenue Service Form W-8ECI (or any successor form thereto);

iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit G-1, G-2, G-3 or G-4 (a “Non- Bank Certificate”), to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments are effectively connected income and (y) executed originals of Internal Revenue Service Form W-8BEN;

iv) where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Certificate of such beneficial owner(s) (provided that, if the Foreign Lender is a partnership and not a participating Lender, the Non-Bank Certificate(s) may be provided by the Foreign Lender on behalf of the beneficial owner(s)); or

v) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under

FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Notwithstanding anything to the contrary in this Section 3.01, no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(g) Treatment of Certain Refunds. At no time shall the Administrative Agent or any Lender have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, the Administrative Agent or such Lender (as applicable) shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of- pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to a Loan Party pursuant to this paragraph (g) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates. If the Majority Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (iii) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office);

(ii) subject any Lender (or its Lending Office) to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and Excluded Taxes);

(iii) impose on any Lender (or its Lending Office) or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender by delivery of a certificate pursuant to subsection (c) of this Section 3.04, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on or requesting such compensation from borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to this Agreement.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Credit

Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon request by delivery of a certificate pursuant to subsection (c) of this Section 3.04, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender prepared in good faith setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof by the Borrower.

(d) Delays in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof); provided, further, that the Borrower shall not be required to compensate a Lender for increased costs or reductions suffered more than nine months after such Change in Law, except that in the case of any such change having retroactive effect such period shall be extended until nine months after the Lender becomes aware of such change.

Section 3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different

Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If a Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Senior Credit Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions of Initial Borrowing. The obligation of each Lender to make its initial Borrowing hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement, the Intercreditor Agreement and each Guaranty;

(ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;

(iii) evidence that the elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date have been satisfied and each Collateral Document set forth on Schedule 1.01B, duly executed by each Loan Party, as applicable thereto, together with evidence that all other actions, searches, recordings and filings that the Administrative Agent or Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv) (A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date, and (B) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date;

(v) an opinion from Simpson Thacher & Bartlett LLP, counsel to the Loan Parties, in form and substance acceptable to the Administrative Agent; and

(vi) copies of a recent Lien searches in each jurisdiction reasonably requested by the Collateral Agent with respect to the Loan Parties.

(b) All fees and expenses required to be paid hereunder, under the Fee Letter shall have been paid in full in cash or will be paid on the Closing Date out of the initial Borrowing.

(c) Concurrently with the consummation of the Transactions, Borrower shall consummate and enter into the Second Lien Credit Agreement and the Second Lien Loan Documents, in form and substance satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received the unaudited consolidated balance sheets and related statements of operations dated as of October 17, 2012 (the “Unaudited Financial Statements”).

(e) The Administrative Agent shall have received at least three Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been reasonably requested at least 10 Business Days in advance of the Closing Date.

(f) The Administrative Agent shall have received title information covering enough of the Borrowing Base Properties evaluated by the initial Reserve Report, so that the Administrative Agent shall have received reasonably satisfactory title information on the Borrowing Base Properties.

(g) The Administrative Agent shall have received the Initial Reserve Report.

Section 4.02 Conditions to All Borrowings. The obligation of each Lender to honor any Committed Loan Notice (excluding a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default or Event of Default shall exist or would result from such proposed Borrowing or from the application of the proceeds therefrom.

(c) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing and that after giving effect to such Borrowing, the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitments shall be equal to or exceed the Credit Exposure.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (i) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, (ii) has all requisite power and authority to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (iv) is in compliance with all Laws, orders, writs, injunctions and orders applicable to it or to its properties, and (v) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted, except in each case referred to in clauses (iii), (iv), or (v) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions (to the extent of such Person’s involvement therein), are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (ii)(A), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (A) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (B) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (C) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed, notarized where applicable and delivered by each Loan Party that is party thereto. This

Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, by general principles of equity and by a covenant of good faith and fair dealing.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except for (in the case of interim statements) customary year-end adjustments and the absence of complete footnotes and as otherwise expressly noted therein. During the period from March 5, 2012 to and including the Closing Date, except as set forth on Schedule 5.05(a), there has been (i) no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of the business or property of the Borrower or any of its Subsidiaries, taken as a whole and (ii) no purchase or other acquisition by the Borrower or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Administrative Agent prior to the Closing Date.

(b) Since March 5, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation. Except as set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08 [Reserved.]

Section 5.09 Environmental Compliance.

(a) There are no pending or, to the knowledge of the Borrower, threatened claims, actions, suits, or proceedings alleging potential liability under or violation of any applicable Environmental Law by any Loan Party that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Borrower, there has been no Release of Hazardous Materials at, on, under or from any location related to or covered by the Royalty Interests in a manner which could reasonably be expected to give rise to liability to any Loan Party under applicable Environmental Laws.

(c) There are no Hazardous Materials at, on, under or migrating from any of the properties related to or covered by the Royalty Interests to the actual knowledge of the Borrower in amounts or concentrations which (i) constitute a violation of, (ii) require investigation or remediation under, or (iii) could reasonably be expected to give rise to liability under, applicable Environmental Laws, which violations, investigations or remediations and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Loan Parties and each of their Subsidiaries and their respective businesses, operations and properties are and have been in compliance with all applicable Environmental Laws and have all Environmental Permits, if any, required of an owner of the Royalty Interests, which are in full force and effect.

Section 5.10 Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: each Loan Party and each of its Subsidiaries has (i) timely filed or caused to be timely filed (taking into account applicable extensions) all federal, state, foreign and other Tax returns and reports required to be filed, and has timely paid or caused to be timely paid (taking into account applicable extensions) all federal, state, foreign and other Taxes levied or imposed upon it or its properties, income or assets (including in its capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, (ii) made adequate accruals in accordance with GAAP for all Taxes not yet due and payable, (iii) no current or pending Tax audits, assessments, deficiency claims or other Tax proceedings and (iv) never participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Section 5.11 ERISA Compliance. No Loan Party sponsors or maintains a Plan, nor has any Loan Party sponsored or maintained within the previous five (5) years, a Multiemployer Plan or a Pension Plan. No Loan Party is subject to the rules, regulations or requirements of ERISA. No ERISA Event has occurred during the period beginning six years from the date on which this representation is made through the date on which this representation is made or deemed made; neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than, in the case of ERISA Affiliates, premiums due and not delinquent under Section 4007 of ERISA); neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) no ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.12 Subsidiaries; Equity Interests. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable and all such Equity Interests owned by any Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents, (ii) Liens permitted under Section 7.01(b), and (iii) any nonconsensual Lien that is permitted under Section 7.01.

Section 5.13 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b) Neither the Borrower nor any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation, it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15 Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.16 Subordination of Second Lien. The Senior Credit Obligations are First Lien Obligations under, and as defined in, the Intercreditor Agreement.

Section 5.17 Collateral Documents. The Collateral Documents create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien or security interest in the respective Collateral described therein as security for the Finance Obligations, which Lien or security interest, upon the filing of financing statements, recordation of the Mortgages or the obtaining of possession or “control,” in each case, as applicable, with respect to the relevant Collateral as required under the applicable UCC, will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Guarantor thereunder in such Collateral, in each case prior and superior (except as otherwise provided for in the relevant Collateral Document) in right to any other Person (other than Permitted Liens), in each case to the extent that a security interest may be perfected by the filing of a financing statement under the applicable UCC, recordation of the Mortgages under applicable local law or by obtaining possession or “control.”

Section 5.18 [Reserved].

Section 5.19 Properties.

(a) DGK ORRI Company LLC has good and defensible title to the Collateral Coverage Minimum of the Borrowing Base Properties, free and clear of all Liens other than Liens permitted by Section 7.01. Each of the Loan Parties has good title to all its material personal properties, in each case, free and clear of all Liens other than Liens permitted by Section 7.01. Since the date of the acquisition of any Royalty Interests, no action has occurred by, through or under DGK ORRI Company LLC or any other Loan Party to affect the status of its title to the Royalty Interests and DGK ORRI Company LLC through its predecessors in title has the right to require its predecessors to defend title to the Royalty Interests against adverse claims arising by, through or under such predecessor. After giving full effect to the Liens permitted by Section 7.01 and Dispositions permitted by Section 7.05, DGK ORRI Company LLC owns the net interests in production attributable to the Borrowing Base Properties as reflected on Schedule 5.19 hereto and, after the Closing Date, in the most recently delivered Reserve Report, and the ownership of such properties shall not obligate DGK ORRI Company LLC to bear any costs, burdens, risk or expenses, including without limitation, any costs, burdens, risk or expenses in relation to the production, maintenance, development and operations of each such property, other than DGK ORRI Company LLC’s proportionate share of post production expenses attributable to each such Borrowing Base Property; provided that, if such post production expenses are paid to an Affiliate of any Loan Party or of the Sponsor, the amount of such post production expenses shall not exceed the average commercial charges for similar services and expenses provided to non-Affiliates prevailing in the general area where such Borrowing Base Properties are located.

(b) At least an amount of the oil and gas leases burdened by the Royalty Interests sufficient to constitute the Collateral Coverage Minimum and such agreements necessary for the conduct of the business (including receipt of amounts attributable to the Royalty Interests) of the Borrower and its Subsidiaries are (i) valid and subsisting, in full force and effect and (ii) to the knowledge of the Borrower, are maintained in accordance with prudent business standards, except to the extent that any such failure to be valid or subsisting or maintained could not reasonably be expected to have a Material Adverse Effect.

(c) If it is ascertained at any time that DGK ORRI Company LLC does not have good and defensible title to at least the Collateral Coverage Minimum of the Borrowing Base Properties then such failure shall not be a Default or Event of Default, but the Administrative Agent and the Required Lenders shall have the rights set forth in Section 6.15.

Section 5.20 [Reserved].

Section 5.21 [Reserved]

Section 5.22 [Reserved]

Section 5.23 Swap Contracts. Schedule 5.23 sets forth, as of the Closing Date, a true and complete list of all material commodity Swap Contracts of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof (as of the last Business Day of the most recent fiscal quarter preceding the Closing Date and for which a mark-to-market value is reasonably available), all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 5.24 Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Borrower, none of their Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) or the USA PATRIOT Act (as defined below).

(b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign Governmental Authority.

(c) No Loan Party and, to the knowledge of the Borrower, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until (i) the Credit Commitments have expired or been terminated and (ii) the principal of and interest on each Loan and all fees and other Senior Credit Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, the Borrower shall, and the Borrower shall cause (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) each Subsidiary to:

Section 6.01 Financial Statements; Royalty Interest Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(i) within 120 days of December 31, 2012, and thereafter within 120 days of the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such fiscal year and the related consolidated statements of income or operations, partners’ equity and cash flows for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing (it being understood that Deloitte & Touche, LLP is one such accounting firm acceptable to the Lenders), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(ii) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (A) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (B) a consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity partners’ equity and cash flows of the Borrower and its Subsidiaries, in accordance with GAAP, subject only to normal year end adjustments and the absence of footnotes;

(iii) [Reserved];

(iv) [Reserved];

(v) concurrently with any delivery of each Reserve Report, a certificate of a Responsible Officer of the Borrower, setting forth as of the last Business Day of the most recently ended fiscal year or period, as applicable, a true and complete list of all material commodity Swap Contracts of the Borrower and each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to- market value thereof (as of the last Business Day of such fiscal year or period, as applicable and for which a mark-to-market value is reasonably available);

(vi) [Reserved]; and

(vii) concurrently with any delivery of each Reserve Report, a certificate of a Responsible Officer of the Borrower, setting forth, for each calendar month during the then current fiscal year to date, the volume of production of Hydrocarbons and sales attributable to production of Hydrocarbons for each such calendar month from the Borrowing Base Properties, and setting forth post-production expenses attributable thereto for each such calendar month, together with, upon request, copies of each revenue check received by the Loan Parties in relation to the Royalty Interests, together with all other documentation received by the Loan Parties in connection therewith.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(i) no later than five days after the delivery of the financial statements referred to in Sections 6.01(i) and (ii), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (substantially in form of Exhibit D, including a reconciliation reflecting any impact from the application of Section 1.03(b));

(ii) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which any Loan Party files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8);

(iii) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) from or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries or pursuant to the terms of any Second Lien Loan Documents, in each case, so long as not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(iv) together with the delivery of the financial statements pursuant to Section 6.01(i) and each Compliance Certificate pursuant to Section 6.02(i), (A) a description of each

Disposition during the last fiscal quarter covered by such Compliance Certificate and (B) a list of Subsidiaries as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list;

(v) [Reserved]; and

(vi) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(i), (ii), (vii) or (viii) or Section 6.02(i), (ii) or (iii) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(i) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents and the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.

Section 6.03 Notices. Promptly after obtaining actual knowledge thereof, notify the Administrative Agent:

(i) of the occurrence of any Default;

(ii) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including such matters arising out of or resulting from (A) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party, (B) to the extent permitted by Law, any dispute, litigation, investigation or proceeding between any Loan Party and any Governmental Authority, (C) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, including (x) pursuant to any applicable Environmental Laws or the assertion or occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any applicable Environmental Law or Environmental Permit and (y) in relation to any of the Loan Parties’ Royalty Interests or Collateral, or (D) the occurrence of any ERISA Event;

(iii) any casualty or other insured damage to any portion of the Collateral in excess of $100,000, or the commencement of any action or proceeding for the taking of any interest in a portion of the Collateral in excess of $100,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceedings.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(i), (ii) or (iii) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect, it being understood that neither the Borrower nor any of Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

Section 6.05 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (ii) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (i) and (ii), (A) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (B) pursuant to a transaction permitted by Section 7.04 or 7.05.

Section 6.06 [Reserved.]

Section 6.07 [Reserved.]

Section 6.08 Compliance with Laws. (i) Comply in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, other than such orders, writs, injunctions and decrees as to which an appeal has been timely and properly taken in good faith, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (ii) shall have in place a compliance program which is reasonably designed to provide internal controls that promote adherence to, and prevent and detect material violations of, any Requirement of Law applicable to it and which includes the implementation of internal audits and monitoring on a regular basis to monitor compliance with the compliance program with the Requirements of Law.

Section 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or any Subsidiary, as the case may be.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties (provided that the right to visit and inspect the Oil and Gas Properties burdened by the Royalty Interests may be limited to the extent the Borrower has no such rights), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than the records of the board of directors of the general partner or other managing bodies such Loan Party or such Subsidiary) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Loan Parties or any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information (determined by the Borrower in good faith), (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement (provided that the Borrower shall use commercially reasonable efforts to cause such disclosure to be permitted) or (iii) the disclosure of which could reasonably be expected to waive attorney-client privilege.

Section 6.11 Covenant to Guarantee Obligations and Give Security.

(a) Subject to any applicable limitations set forth in the Guaranty or the Collateral Documents, cause any direct or indirect Subsidiary formed or otherwise purchased or acquired, within 30 days from the date of such formation or acquisition, as applicable (or such longer period as the Administrative Agent may agree in its sole and absolute discretion), to execute a supplement to the Guaranty, substantially in the form of Annex 1 thereto in order to become a Guarantor under the Guaranty.

(b) In connection with each redetermination (but not any adjustment) of the Borrowing Base, and upon the reasonable request of the Administrative Agent from time to time, review the applicable Reserve Report, if any, and the list of current Mortgaged Properties (as described in Section 6.14(c)), to ascertain whether the PV-9 of the Collateral (calculated at the time of redetermination or such request) meets the Collateral Coverage Minimum after giving effect to Dispositions. In the event that the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) does not meet the Collateral Coverage Minimum, then the Borrower shall, and shall cause the Loan Parties to, grant, within 30 days of delivery of the relevant Borrowing Base Certificate or such request of the Administrative Agent (or such longer period as the Administrative Agent may agree in its sole and absolute discretion), to the Collateral Agent as security for the Finance Obligations a first-priority Lien interest (subject to Liens permitted by Section 7.01) on additional Borrowing Base Properties not already subject to a Lien of the Collateral Documents such that, after giving effect thereto, the PV-9 of the Collateral (calculated at the time of redetermination or the most recently delivered Reserve Report) meets the Collateral Coverage Minimum. All such Liens will be created and perfected by and in accordance with the provisions of the Collateral Documents, including, if applicable, any additional Mortgages. In order to comply with the foregoing, if any Subsidiary places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of this Section 6.11.

(c) The Borrower shall, and shall cause the Loan Parties to either (i) maintain all deposit accounts, lockbox accounts, commodity trading accounts and all other “Deposit accounts” (as defined in the UCC) with an Affiliate of the Administrative Agent or (ii) enter into a deposit account control agreement or other substantially similar agreement reasonably satisfactory to the Administrative Agent necessary to grant in favor of the Collateral Agent a lien upon and all rights necessary to, upon the occurrence of a Default, deposit, withdraw or otherwise manage or control each deposit account, lockbox account, commodity trading account and all other “Deposit accounts” (as defined in the UCC).

Section 6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower comply with all Environmental Laws and Environmental Permits applicable to the Borrower or the Royalty Interests.

Section 6.13 Further Assurances. Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re- register any and all such further acts, deeds, certificates, assurances and other instruments including any amendments or assignments thereto as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents as set forth therein.

Section 6.14 Reserve Reports.

(a) On or before March 15th and September 15th of each year, commencing March 15, 2013, the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating, as of the immediately preceding December 31st and June 30th, the Proved Reserves of the Borrower and the Loan Parties. Each Reserve Report delivered hereunder shall be prepared by an Approved Petroleum Engineer.

(b) In the event of an Interim Redetermination, the Borrower shall use commercially reasonable efforts to furnish to the Administrative Agent a Reserve Report prepared by an Approved Petroleum Engineer. For any Interim Redetermination, the Borrower shall, to the extent possible, provide such Reserve Report with an “as of” date as required by the Administrative Agent, as soon as possible, but in any event not later than (i) 30 days, in the case of any Interim Redetermination requested by the Borrower or (ii) 45 days, in the case of any Interim Redetermination requested by the Administrative Agent or the Required Lenders, following the receipt of such request.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a Reserve Report Certificate from a Responsible Officer of the Borrower certifying that in all material respects: (i) to the knowledge of the Borrower, the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, (ii) except as set forth in an exhibit to such certificate, the Borrower or another Loan Party has good and defensible title to the Collateral Coverage Minimum of the Borrowing Base Properties evaluated in such Reserve Report (other than those Disposed of in compliance with Section 7.05 since delivery of such Reserve Report) and such Borrowing Base Properties are free of all Liens except for Liens permitted by Section 7.01, (iii) none of the Borrowing Base Properties have been Disposed since the date of the last Borrowing Base determination except those Borrowing Base Properties listed on such certificate as having been Disposed and (iv) the certificate shall also attach, as schedules thereto, a list of all Borrowing Base Properties evaluated by such Reserve Report which constitute Collateral and demonstrating that the PV-9 of the Collateral (calculated at the time of delivery of such Reserve Report) meets the Collateral Coverage Minimum.

Section 6.15 Title Information.

(a) On or before the delivery to the Administrative Agent of each Reserve Report required by Section 6.14(a), the Borrower will deliver, if requested by the Administrative Agent, title information in form and substance reasonably acceptable to the Administrative Agent and consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located covering enough of the Borrowing Base Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on the Borrowing Base Properties to evidence a first-priority Lien and security interest (subject only to liens permitted by Section 7.01) thereon in favor of the Collateral Agent in satisfaction of the Collateral Coverage Minimum. In addition, the Borrower will promptly deliver notices of any claims or proceedings of which it becomes aware affecting its or DGK ORRI Company LLC’s title to the Royalty Interests and will comply with its obligations in Section 3.01 of the Mortgage to protect and defend its title to the Royalty Interests.

(b) If title information for additional properties has been provided under Section 6.15(a) or a notice has been given with respect to any existing Royalty Interests evaluated in the Initial Reserve Report and the Administrative Agent shall provide written notice to the Borrower that title defects or exceptions exist with respect to such additional properties or that a defect or claim exists with respect to any Borrowing Base Property, then the Borrower shall, within 60 days of its receipt of such notice (or such longer period as the Administrative Agent may agree in its reasonable discretion) cure any such title defects or exceptions (including defects or exceptions as to priority of the Collateral Agent’s Liens that are not permitted by Section 7.01) raised by such information.

(c) If any title defect or exception requested by the Administrative Agent to be cured cannot be cured within the 60 day period (or longer period as the Administrative Agent may agree in its reasonable discretion), such failure shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to adjust the Borrowing Base as contemplated by Section 2.15(h).

ARTICLE VII.

NEGATIVE COVENANTS

Until (i) the Credit Commitments have expired or been terminated and (ii) the principal of and interest on each Loan and all fees and other Senior Credit Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, the Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of their property, assets or revenues, whether now owned or hereafter acquired, other than the following (each of the following, a “Permitted Lien”):

(a) Liens pursuant to any Loan Document;

(b) Liens on the Collateral securing Second Lien Debt, subject to the Intercreditor Agreement; provided that each Lien pursuant to this Section 7.01(b) shall be a Lien on the Collateral ranking junior to the Liens securing the Finance Obligations pursuant to an Intercreditor Agreement;

(c) [Reserved];

(d) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than 30 days or not yet payable or subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) [Reserved];

(f) deposits to secure the performance of bids and other obligations of a like nature incurred in the ordinary course of business;

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(h) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(i) Other Liens on the Oil and Gas Properties, the aggregate value of which does not exceed $1,000,000.00;

(j) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas leases, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, and other agreements that are usual and customary in the oil and gas business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Subsidiary or materially impair the value of such property subject thereto;

(k) Liens (i) of a collecting bank arising under Section 4-210 of the UCC on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;

(l) Liens on the underlying security deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(m) Liens that are rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and any of its Subsidiaries; and

(n) Liens arising from precautionary UCC financing statement filings.

Section 7.02 Investments. Make or hold any Investments, except the following permitted investments:

(a) Investments by the Borrower or a Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) Except as otherwise provided in Section 7.02(j), asset purchases (including purchases of inventory, supplies and materials), the licensing of intellectual property and the contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business the aggregate value of which at any time does not exceed $500,000;

(c) Investments by any Loan Party in any other Loan Party;

(d) [Reserved;]

(e) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(g) and (ii) existing on the Closing Date by the Borrower or any Subsidiary in the Borrower or any other Subsidiary and any modification, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(e) is not increased from the amount of such Investment on the Closing Date except as contemplated by the terms of such Investment on the Closing Date and set forth on Schedule 7.02(g) or as otherwise permitted by this Section 7.02;

(f) Investments in Swap Contracts permitted under Section 7.03;

(g) [Reserved;]

(h) other Investments that do not exceed at any time the sum of $100,000;

(i) Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section 7.05;

(j) the purchase or other acquisition of Royalty Interests; provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(j) (each, a “Permitted Acquisition”):

(i) the Royalty Interests acquired shall be held by the Borrower or its Subsidiaries and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (i) shall not override any provisions of the Collateral and Guarantee Requirement); and

(ii) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing;

(k) Investments in the ordinary course of business consisting of UCC Article III endorsements for collection or deposit; and

(l) Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section 7.05.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except: (a) Indebtedness of the Borrower or any of its Subsidiaries under the Loan Documents;

(b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(c);

(c) the Second Lien Debt under the Second Lien Loan Documents, subject to the terms of the Intercreditor Agreement, not to exceed, in the aggregate, $150,000,000 at any time;

(d) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and permitted by Section 7.14;

(e) Indebtedness incurred by the Borrower or any of its Subsidiaries in an Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition permitted hereunder, in each case to the extent and only to the extent constituting indemnification obligations;

(f) obligations with respect to Cash Management Services and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts; and

(g) other Indebtedness the aggregate value of which is less than $1,000,000.00.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (c) through (g) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary may merge with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, and (y) such merger does not result in the Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia or (ii) any one or more other Subsidiaries (other than the Borrower); provided that when any Subsidiary is merging with another Subsidiary, a Guarantor shall be the continuing or surviving Person;

(b) the Borrower or any Subsidiary may change its legal form if the Borrower or Subsidiary determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the interests of the Lenders or adversely impacts the effect or priority of any Lien granted in favor of the Agents or the Secured Parties;

(c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Subsidiary; and

(d) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

Section 7.05 Dispositions. Make any Disposition, except:

(a) the Borrower and its Subsidiaries may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Subsidiaries or is replaced by equipment of at least comparable value and use) and (ii) cash and Cash Equivalents;

(b) provided that no Default or Event of Default has occurred and is continuing, the Borrower and its Subsidiaries may Dispose of any Royalty Interests or any interest therein or the Equity Interests of any Subsidiary owning Royalty Interests; provided that such Disposition is for consideration equal to or greater than the fair market value of such Royalty Interests; provided, further, that if such Disposition of Royalty Interests or of any Equity Interests of any Subsidiary owning Royalty Interests involves Borrowing Base Properties included in the most recently delivered Reserve Report and the aggregate PV-9 (calculated at the time of such Disposition) of all such Borrowing Base Properties Disposed of since the later of (i) the last Scheduled Redetermination Date and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.15(g), exceeds the amounts set forth in Section 2.15(g), then such Disposition shall be conditioned upon the consent of the Administrative Agent, which shall not be unreasonably withheld and (x) the Borrower shall provide ten (10) Business Days’ prior written notice to the Administrative Agent of such Disposition and the Borrowing Base Properties to be Disposed, (y) no later than one Business Day after the date of consummation of any such Disposition, the Borrower shall provide notice to the Administrative Agent of such Disposition and the Borrowing Base Properties so Disposed and (z) the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.15(g); provided, further, that to the extent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), the Borrower shall have received net cash proceeds, or shall have cash and/or Cash Equivalents on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(c) provided that no Default or Event of Default has occurred and is continuing, Dispositions (other than of Borrowing Base Properties) for fair market value to the extent that the consideration for such Disposition is at least 75% in the form of cash or Cash Equivalents;

(d) provided that no Default or Event of Default has occurred and is continuing, Dispositions otherwise expressly permitted by Sections 7.02, 7.04 and 7.06 and Liens otherwise expressly permitted by Section 7.01;

(e) [Reserved;]

(f) the unwinding of any Swap Contract (subject to the terms of Section 2.15(f));

(g) provided that no Default or Event of Default has occurred and is continuing, Dispositions (including like-kind exchanges) of property (other than Borrowing Base Properties) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code; and

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business.

Notwithstanding anything to the contrary herein contained, the Borrower shall use the net cash proceeds, if any, of any Disposition made while a Borrowing Base Deficiency exists, or if a Borrowing Base Deficiency would be caused by such Disposition, to reduce such Borrowing Base Deficiency.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) the Subsidiaries may make Restricted Payments to the Borrower;

(b) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions otherwise expressly permitted by any provision of Section 7.08;

(c) payments made or expected to be made by the Borrower or any of its Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options, provided that (i) no Default or Event of Default has occurred and is continuing, (ii) no Borrowing Base Deficiency exists or would be caused thereby and (iii) such Restricted Payment is not made during an Interim Borrowing Base Restriction Period;

(d) the Borrower may make Restricted Payments provided that (i) no Default or Event of Default has occurred and is continuing, (ii) that no Borrowing Base Deficiency exists or would be caused thereby, (iii) both before and after giving effect to such Restricted Payment, the Borrower would be in Pro Forma Compliance with the Financial Performance Covenants and (iv) and such Restricted Payment is not made during an Interim Borrowing Base Restriction Period; and

(e) the Borrower may make Restricted Payments to any direct or indirect parent of the Borrower:

(i) the proceeds of which shall be used to pay franchise and excise taxes and other fees, taxes and expenses required to maintain its corporate existence; and

(ii) the proceeds of which shall be used to make distributions to any member in an aggregate amount in respect of each calendar year that is not in excess of the product of (x) the amount of net taxable income allocated to such member (net of (i) cumulative taxable losses allocated to the member for any taxable period and not previously taken into account and (ii) any depletion calculated at the member level, utilizing the cost depletion method), whether such income is treated as a distributive share of the income of a Borrower or as a “guaranteed payment,” or otherwise, multiplied by (y) the Presumed Tax Rate for such period.

Section 7.07 Change in Nature of Business. Engage in any material line of business substantially different from the ownership of Royalty Interests or any business reasonably related or ancillary thereto.

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (i) transactions between or among the Loan Parties or any entity that becomes a Loan Party as a result of such transaction, (ii) except with respect to transactions covered by clause (iv) of this Section 7.08, transactions on terms not materially less favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate provided that, after the occurrence and during the continuance of a Default or Event of Default, transactions involving payments in excess of $500,000 a year entered into during the continuation of such Default or Event of Default with Affiliates that have a direct or indirect ownership interest in the Borrower or its Subsidiaries shall be reviewed and approved by the Administrative Agent, with such approval not to be unreasonably withheld; provided that no approval shall be required (A) for any financing from or amounts paid to GSO Capital and any other equity or credit investing affiliates of Blackstone to the extent otherwise permitted under this Agreement and (B) for the Borrower to retain Blackstone Advisory Partners for advisory services, (iii) the Transactions and the payment of fees and expenses related to the Transactions, (iv) payment of management, consulting, monitoring and advisory fees and customary transaction fees by the Borrower to the Sponsor and related indemnities and reasonable expenses, not to exceed 2% of the Borrower’s Consolidated EBITDA during any calendar year, provided that (x) no Default or Event of Default has occurred and is continuing, (y) no Borrowing Base Deficiency exists or would be caused thereby and (z) such transaction does not occur during an Interim Borrowing Base Redetermination Restriction Period, (v) Restricted Payments expressly permitted under Section 7.06 and (vi) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 to the extent such an agreement is not adverse to the interests of the Lenders in any material respect.

Section 7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document and the Second Lien Loan Documents) that limits the ability of (i) any Subsidiary to make Payments to any Loan Party or (ii) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to this Agreement and the Finance Obligations or under the other Loan Documents; provided that the foregoing clauses (i) and (ii) shall not apply to Contractual Obligations which arise in connection with any Disposition permitted by Section 7.05.

Section 7.10 Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, (i) in violation of Section 5.13(a) or (ii) for purposes other than (A) payments in connection with the Transactions, (B) Transaction Expenses, (C) provide working capital for the Borrower and its Subsidiaries or (D) for other general corporate purposes (including, without limitation, Permitted Acquisitions, permitted Restricted Payments, permitted Investments and permitted payments with respect to Indebtedness).

Section 7.11 Accounting Changes. Make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change their fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.12 Prepayments, Etc. of Indebtedness.

(a) Make any Restricted Debt Payments (whether in cash, securities or other property) of or in respect of the Second Lien Debt, except that the Borrower may optionally prepay the Second Lien Debt, including refinancings thereof, if (A) no Default or Event of Default has occurred and is continuing or would exist after giving effect to such prepayment or refinancing and (B) after giving effect to such prepayment or refinancing, the Borrower would have liquidity (which shall include undrawn availability under the then existing Borrowing Base) of at least 5% of the then outstanding Borrowing Base.

(b) Unless otherwise permitted pursuant to the Intercreditor Agreement, amend, modify or change in any manner adverse to the interests of the Lenders any term or condition of any Second Lien Loan Documents without the consent of the Administrative Agent.

Section 7.13 [Reserved.]

Section 7.14 Swap Contracts. Permit the Borrower or any Subsidiary to, enter into any Swap Contracts with any Person other than:

(a) Swap Contracts in respect of commodities entered into not for speculative purposes (i) the term of which is no greater than 48 months from the date of execution, (ii) the net notional volumes for which (when aggregated with other commodity Swap Contracts then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Swap Contracts) do not exceed, as of the date the latest hedging transaction is entered into under a Swap Contract, 80% of the reasonably anticipated Hydrocarbon production of crude oil and condensate (with respect to crude oil and condensate related transactions), 80% of the reasonably anticipated Hydrocarbon production of natural gas liquids and 80% of the reasonably anticipated Hydrocarbon production of natural gas (with respect to natural gas related transactions), in each case, from the Loan Parties’ total Proved Developed Producing Reserves as forecast based upon the most recent Reserve Report delivered pursuant to Section 6.14(a) or Section 6.14(b) for the 48 month period from the date such hedging arrangement is created and (iii) the counterparty of which is either a Hedge Bank or, at the time the contract is made, has long term obligations rated A- or A3 or better, respectively, by S&P or Moody’s.

(b) If, after the end of any calendar month, the Borrower determines that the aggregate volume of all commodity hedging transactions for which settlement payments were calculated in such calendar month exceeded 100% of actual production of crude oil and condensate (with respect to crude oil and condensate related transactions), 100% of actual production of natural gas liquids or 100% of the reasonably anticipated Hydrocarbon production of natural gas (with respect to natural gas related transactions), in each case, in such calendar month, then the Borrower shall within five (5) Business Days terminate, create off-setting positions, allocate volumes to other production for which the Borrower or any Subsidiaries is marketing, or otherwise unwind existing Swap Contracts such that, at such time, future hedging volumes will not exceed 80% of reasonably anticipated projected production of crude oil and condensate, natural gas liquids or natural gas, as applicable, for the then-current and any succeeding calendar months. Upon the occurrence of any such determination, the Borrower shall provide to the Administrative Agent and the Borrower shall make all necessary repayments if a Borrowing Base Deficiency results from such determination and unwinding.

Section 7.15 [Reserved].

Section 7.16 Financial Covenants.

(a) Consolidated Total Debt to Consolidated EBITDA Ratio. Beginning with the Test Period ending September 30, 2012, the Borrower will not permit the ratio of Consolidated Total Debt to Consolidated EBITDA for any Test Period to be greater than (i) until the Test Period ending March 31, 2013, 4.5 to 1.0 and (ii) after the Test Period ending March 31, 2013, 4.0 to 1.0; provided that (i) for the period ending September 30, 2012, Consolidated EBITDA shall be EBITDA for the three month period then ending multiplied by 4, (ii) for the period ending December 31, 2012, Consolidated EBITDA shall be EBITDA for the six month period then ending multiplied by 2, and (iii) for the period ending March 31, 2013, Consolidated EBITDA shall be EBITDA for the nine month period then ending multiplied by 4/3.

(b) Current Ratio. Beginning with the Test Period ending September 30, 2012, the Borrower will not permit the Current Ratio as of the last day of any Test Period to be less than 1.0 to 1.0.

(c) Right to Cure Certain Financial Covenant Defaults. In the event that the Borrower fails to comply with either Section 7.16(a) or (b), then until the expiration of the tenth (10th) Business Day subsequent to the earlier of (x) the date the compliance certificate for calculating covenant is actually delivered and (y) the date the compliance certificate for calculating covenant required to be delivered pursuant to Section 6.02(i) (the “Cure Period”), Holdings shall be permitted to cure such failure to comply by requesting that such Financial Performance Covenants be recalculated by increasing Consolidated EBITDA and/or Current Assets for the fiscal quarter most recently ended by an amount equal to the Specified Equity Contribution received by the Borrower or any Subsidiary. If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all such

Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of such Financial Performance Covenants as of the relevant earlier required date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such covenant that had occurred shall be deemed cured for purposes of this Agreement and the other Loan Documents.

Section 7.17 Ownership of Oil and Gas Properties. Own or possess Oil and Gas Properties other than the Royalty Interests.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following events referred to in any of clauses (a) through (m) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan and (ii) within five days after the same becomes due, any interest on any Loan, any fee or any other amount, payable hereunder or with respect to any other Loan Document.

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement on its part to be performed or observed contained in any of (A) Sections 6.03(i), 6.05(i) (with respect to the Borrower only) or (B) Article VII or (ii) any Loan Party fails to perform or observe any term, covenant or agreement on its part to be performed or observed contained in Section 6.10 and (in the case of this clause (ii) only) such failure continues for fifteen days.

(c) Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement on its part to be performed or observed contained in Article VI hereof not specified in Section 8.01(b) or any Finance Document (not specified in Section 8.01(a) or (b) above or in Section 8.01(c)(i) above) and such failure continues for 30 days after the earlier of (i) the date that any officer of the Borrower or any Loan Party has knowledge of such breach or (ii) receipt by the Borrower of written notice thereof by the Administrative Agent.

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made.

(e) Cross-Default. Any Loan Party (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than $100,000, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness.

(f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days; or an order for relief is entered in any such proceeding.

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within 60 days after its issue or levy.

(h) Judgments. There is entered against any Loan Party a final judgment or order for the payment of money in an aggregate amount exceeding $100,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days.

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken together with all other ERISA Events, has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA or (ii) any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect.

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Senior Credit Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Senior Credit Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document.

(k) Change of Control. There occurs any Change of Control.

(l) Collateral Documents. Any Collateral Document shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01.

(m) Second Lien Loan Document. (i) The lien subordination provisions set forth in the Second Lien Loan Documents or the Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Second Lien

Debt or any Loan Party or (ii) the Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any Indebtedness referred to therein or against any Loan Party.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Majority Lenders may take any or all of the following actions:

(i) declare the Credit Commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii) together with the Collateral Agent, exercise on behalf of itself and the Secured Parties all rights and remedies available to it and the Secured Parties under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Debtor Relief Laws, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case, without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds. After the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent or the Majority Lenders (or after the Loans have become immediately due and payable), any amounts received under any Collateral Documents shall be applied by the Administrative Agent as follows:

FIRST, to payment of that portion of the Senior Credit Obligations consisting of fees, indemnities, expenses and other amounts (other than principal and interest, but including fees, charges and disbursements of counsel to the Agents and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;

SECOND, to payment of that portion of the Senior Credit Obligations consisting of fees, indemnities and other amounts (other than principal, interest and Commitment Fees) payable to the Lenders (other than Defaulting Lenders), ratably among them in proportion to the amounts described in this clause Second payable to them in their capacities as such;

THIRD, to payment of that portion of the Senior Credit Obligations consisting of interest on the Loans and other Senior Credit Obligations, ratably among the Lenders (other than Defaulting Lenders) in proportion to the respective amounts described in this clause Third payable to them;

FOURTH, to payment of that portion of the Senior Credit Obligations consisting of unpaid principal of the Loans, outstanding Finance Obligations with respect to Cash Management Services furnished to any Loan Party by the Secured Parties and any amounts due and owing under Secured Hedge Agreements, including the Swap Termination Value under Secured Hedge Agreements, ratably among the Secured Parties (other than Defaulting Lenders) in proportion to the respective amounts described in this clause Fourth held by them;

FIFTH, to the payment of all other Finance Obligations (including any other outstanding Other Liabilities) that are due and payable to the Administrative Agent and the other Secured Parties (including Defaulting Lenders) on such date, ratably based upon the respective aggregate amounts of all such Senior Credit Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

LAST, the balance, if any, after all of the Finance Obligations have been indefeasibly paid in full in cash, pursuant to the terms of the Intercreditor Agreement or as otherwise required by Law.

ARTICLE IX.

AGENTS

Section 9.01 Appointment and Authority.

(a) Administrative Agent. Each of the Lenders hereby irrevocably appoints WFB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Collateral Agent. The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoint and authorize the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Finance Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Rights as a Lender. Each Person serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, as applicable, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent, as applicable, hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent, as applicable, hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Administrative Agent nor the Collateral Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that neither the Administrative Agent nor the Collateral Agent, as applicable, shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent, as applicable, to liability or that is contrary to any Loan Document or applicable Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Collateral Agent, as applicable, or any of its respective Affiliates in any capacity.

Neither the Administrative Agent nor the Collateral Agent, as applicable, shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent, as applicable, shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor the Collateral Agent, as applicable, shall be deemed to have knowledge of any Default unless and until notice describing such Default as such is given to the Administrative Agent or the Collateral Agent, as applicable, by the Borrower or a Lender.

Neither the Administrative Agent nor the Collateral Agent, as applicable, shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent and the Collateral Agent. Each of the Administrative Agent and the Collateral Agent, respectively, shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and the Collateral Agent, respectively, also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper

Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each of the Administrative Agent and the Collateral Agent, respectively, may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent, respectively, may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. Each of the Administrative Agent and the Collateral Agent, respectively, and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent or the Collateral Agent, as applicable, and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent.

Section 9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be (i) a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and (ii) either a Lender or any other Person reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent (including as Collateral Agent, if applicable) on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent (including as Collateral Agent, if applicable) shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent (including as Collateral Agent, if applicable), its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent (including as Collateral Agent, if applicable) was acting as Administrative Agent (or Collateral Agent, if applicable).

Any resignation by WFB as Administrative Agent pursuant to this Section shall also constitute its resignation as Collateral Agent.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunner, Arranger or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent or a Lender hereunder. Without limiting the foregoing, none of the Bookrunner, the Arranger, or other agents listed on the cover page hereof in their respective capacities as such, shall by reason of any Loan Document, have any fiduciary relationship in respect of any Loan Party, Lender or any other Person.

Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Senior Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Senior Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Finance Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank and on behalf of its Affiliates in such capacities) irrevocably authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, without further written consent or authorization from any Secured Party, to:

(i) execute any documents or instruments necessary in connection with a Disposition, Investment or Restricted Payment of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or with respect to which Majority Lenders have otherwise consented or (c) release any Guarantor from the Guarantee or with respect to which Majority Lenders have otherwise consented;

(ii) release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(iii) amend the Intercreditor Agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral ranking junior to the Lien securing the Finance Obligations that is permitted by Section 7.03 (and the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted and the Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Majority Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Collateral Agent will promptly, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Any execution and delivery of documents pursuant to this Section 9.10 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent and subject to the Administrative Agent’s or the Collateral Agent’s, as applicable, receipt of a certification by the Borrower and applicable Loan Party stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents and as to such other matters as the Administrative Agent or the Collateral Agent may reasonably request.

Section 9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, neither the Administrative Agent nor the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Finance Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent or the Collateral Agent has received written notice of such Finance Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Majority Lenders (or by the Administrative Agent with the consent or ratification of the Majority Lenders or such other number or percentage of Lenders as may be specified herein) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (it being understood that such acknowledgement is ministerial in nature and must be made to the extent such amendment, waiver or consent otherwise complies with the requirements of this Section 10.01), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) the Administrative Agent and the Borrower may, without the consent of the Lenders, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent or any Lender and (y) no such amendment, waiver or consent shall:

(i) [Reserved];

(ii) extend or increase the Credit Commitment of any Lender (or reinstate any Credit Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Credit Commitments shall not constitute an extension or increase of any Credit Commitment of any Lender);

(iii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest (other than as a result of waiving the applicability of any post-default increase in interest rates), fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(iv) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount (it being understood that any change effected pursuant to clause (ix) or (x) below shall not constitute such reduction); provided, however, that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” to waive any obligation of the Borrower to pay interest at the Default Rate;

(v) change (A) Section 8.03 in a manner that would alter the application of payments required thereby without the written consent of each Lender affected thereby or (B) the order of application of any reduction in the Credit Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that adversely affects the Lenders without the written consent of each Lender adversely affected thereby;

(vi) change any provision of this Section 10.01 or the definitions of “Majority Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender affected thereby;

(vii) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Loan Party in compliance with Sections 7.04 or 7.05 or released in compliance with Section 9.10(i), (ii) or (iii) (in which case such release shall be made by the Administrative Agent and/or the Collateral Agent acting alone);

(viii) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release shall be made by the Administrative Agent acting alone);

(ix) [Reserved]; or

(x) increase the Borrowing Base without the written consent of each of the Lenders (other than Defaulting Lenders), decrease or maintain the Borrowing Base without the written consent of the Required Lenders or otherwise modify
Section 2.15(b), (c), (d), (e), (f), (g) or (h) without the written consent of each Lender (other than Defaulting Lenders); provided that a Scheduled Redetermination may be postponed by the Required Lenders;

and provided, further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iii) no amendment, waiver or consent which would require the consent of a Lender but for the fact that it is a Defaulting Lender shall be enforced against it without its consent if such amendment, waiver or consent affects such Defaulting Lender in a disproportionate manner; and (iv) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Credit Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Credit Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender, each affected Lender or Required Lenders and that has been approved by the Majority Lenders, the Borrower may replace such non- consenting Lender in accordance with Section 10.13.

Section 10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE

BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through electronic telecommunications or other information transmission systems, except for direct or “economic” (as such term is used in Title 18, United States Code, Section 1030(g)) (as opposed to special, indirect, consequential or punitive) losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document in respect of Borrower Materials made available through electronic telecommunications or other information transmission systems, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to such direct or “economic” damages).

(d) Change of Address, Etc. Each of the Loan Parties and the Administrative Agent, may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall jointly and severally indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower agrees to pay (i) all reasonable and documented out- of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated)and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this subsection (a) unless, in the opinion of counsel, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest.

(b) Indemnification. The Borrower hereby jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonably related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability of the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails indefeasibly to pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it or them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Adjusted Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, no Borrower or Indemnitee shall assert, and each Borrower and Indemnitee hereby waives, any claim, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.04.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Senior Credit Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such

Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with the provisions of Section 10.06(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, is intended to confer, shall be construed to confer, or shall confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Credit Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Credit Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender (other than a Defaulting Lender); and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Credit Commitment if such assignment is to a Defaulting Lender or to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute (except as otherwise contemplated in the penultimate sentence of Section 10.13) and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to the Borrower, and Loan Party or any of the Borrower’s or Loan Parties’ Subsidiaries or Affiliates.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Notes, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and

Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Credit Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and each Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower, any Loan Party or any of the Borrower’s or Loan Parties’ Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (y) of the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section 10.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of those Sections, including Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). Without limiting any rights of the Borrower against the participating Lender (including pursuant to Section 3.06 and 10.13), each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 and 10.13 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”) ; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and such Lender (and the Borrower, to the extent that the Participant requests payment from the Borrower) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitation Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(i). Subject to the provisions of this subsection (g), the Loan Parties agree that each SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guaranty or credit or liquidity enhancement to such SPC.

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and not to disclose such information, except that Information may be disclosed: (i) to its Affiliates and to it and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self- regulatory authority, such as the National Association of Insurance Commissioners) in which case the Administrative Agent or such Lender, as applicable, shall notify the Borrower prior to such disclosure, in any case, to the extent legally permissible; (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (vii) with the consent of the Borrower; or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries or Related Parties relating to the Borrower or any Subsidiary or Related Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary other than by breach of this Section 10.07; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Loan Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

Each of the Administrative Agent and the Lenders acknowledge that (i) the Information may include material non-public information concerning the Borrower or one or more Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities Laws.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Senior Credit Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Senior Credit Obligation shall remain unpaid or unsatisfied.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender’s obligations to make, continue or convert to Eurodollar Rate Loans has been suspended pursuant to Section 3.02, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto (including but not limited to the last paragraph of Section 10.01), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative

Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws; and

(v) in the case of any replacement of Lenders under the circumstances described in last paragraph of Section 10.01, the applicable amendment, waiver, discharge or termination that the Borrower has requested shall become effective upon giving effect to such replacement (and any related Assignment and Assumptions required to be effected in connection therewith in accordance with this Section 10.13).

In connection with the replacement of a Defaulting Lender pursuant to this Section 10.13, no signature of such Defaulting Lender to the Assignment and Assumption shall be required to properly effect the assignment of Loans held by such Defaulting Lender. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14 Governing Law; Jurisdiction Etc.

(a) Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS.

(b) Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH

ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15 Collateral Matters. The benefit of the Collateral Documents and of the provisions of this Agreement relating to any Collateral securing the Finance Obligations shall also extend to and be available on a pro rata basis to any Person (a) under any Secured Hedge Agreement, in each case, after giving effect to all netting arrangements relating to such Swap Contracts or (b) under any Secured Cash Management Agreement. No Person shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement.

Section 10.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Bookrunner are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent and the Bookrunner, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Bookrunner each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Bookrunner in their capacities as Administrative Agent or Bookrunner has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Bookrunner and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and neither the Administrative Agent nor the Bookrunner has any obligation to disclose any of such interests to the Borrower or any of its respective Affiliates. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY WAIVES AND RELEASES ANY CLAIMS THAT IT MAY HAVE AGAINST THE ADMINISTRATIVE AGENT AND THE BOOKRUNNER WITH RESPECT TO ANY BREACH OR ALLEGED BREACH OF AGENCY OR FIDUCIARY DUTY IN CONNECTION WITH ANY ASPECT OF ANY TRANSACTION CONTEMPLATED HEREBY.

Section 10.18 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.19 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001) (the “USA PATRIOT Act”)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 10.20 Flood Insurance. Notwithstanding any provision in this Agreement, any Mortgage or other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by any Mortgage or other Loan Document. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et. seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

Section 10.21 No Personal Liability for Directors, Officers, Employees, Partners and Shareholders. No director, officer, employee, member, partner or shareholder of the Borrower, as such,

shall have any liability for obligations of the Borrower under the Finance Obligations, this Agreement, the Collateral Documents or any claim based on, in respect of or by reason of such obligations or their creation except in the case of gross negligence, fraud or willful misconduct. Each Lender waives and releases all such liability.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DGK ORRI HOLDINGS, LP, a Delaware limited partnership as Borrower

By:	DGK ORRI GP LLC, its sole general partner

	By:	/s/ Chris Placca
Chris Placca
President

Signature Page to First Lien Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, in its capacity as Administrative Agent and Collateral Agent

By:	/s/ Michael Real
Michael Real
Director

Signature Page to First Lien Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, in its capacity as Lender

By:	/s/ Michael Real
Michael Real
Director

Signature Page to First Lien Credit Agreement

SCHEDULE 1.01B

CERTAIN SECURITY INTERESTS AND GUARANTEES

Each of the following to be attached:

1. Mortgage(s)

2. Guaranty

3. Pledge and Security Agreement

4. Intercreditor Agreement

SCHEDULE 1.01C

RESTRICTED PAYMENTS on the CLOSING DATE

None

SCHEDULE 2.01

LENDERS; CREDIT COMMITMENTS; APPLICABLE PERCENTAGE

Lender	Credit Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$150,000,000	100%

SCHEDULE 5.05(a)

MATERIAL DISPOSITIONS NOT REFLECTED IN FINANCIAL STATEMENTS

None

SCHEDULE 5.06

LITIGATION

None

SCHEDULE 5.12

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS

DGK ORRI Company LLC,

a Delaware limited liability company

c/o Simpson Thacher & Bartlett, LLP

909 Fannin Street, Suite 1475

Houston, Texas 77010

Attention: Robert Rabalais

Tel.: 713.821.5650

Fax: 713.821.5602

SCHEDULE 5.19

NET INTERESTS IN PRODUCTION

See attached.

SCHEDULE 5.23

SWAP CONTRACTS

None

SCHEDULE 7.02(g)

EXISTING INVESTMENTS

None

SCHEDULE 7.03(c)

EXISTING INDEBTEDNESS

None

SCHEDULE 7.08

TRANSACTIONS WITH AFFILIATES

None

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE

Address:	Wells Fargo Bank, National Association
1000 Louisiana Street, 9th Floor
Houston, Texas 77002

Contact:	Michael Real
Telephone:	713-319-1914
Facsimile:	713-319-1925

Wiring Instructions for Wells Fargo Bank, National Association
Bank Name:	Wells Fargo Bank, NA
ABA No.:	121000248
Account Name:	WLS Denver
Account No:	00027124050720
Ref:	DGK ORRI Holdings, LP

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:

Wells Fargo Bank, National Association, as Administrative Agent

MAC T0002-090

1000 Louisiana Street, 9th Floor

Houston, TX 77002

Attn: Michael Real

Telephone: (713) 319-1914

Facsimile: (713) 319-1925

E-mail Address: realm@wellsfargo.com

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of October 19, 2012 (as amended, restated or supplemented from time to time, the “Agreement”; the terms defined therein being used herein as therein defined) among DGK ORRI Holdings, LP, a Delaware limited partnership (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent.

The undersigned hereby requests:

☐	A Borrowing

☐	A conversion of Loans

☐	A continuation of Eurodollar Rate Loans

1.	On (a Business Day).

2.	In the amount of $

3.	Comprised of (Type of Loan Requested)

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Borrowing requested herein complies, to the extent applicable to such Borrowing, with the provisos to Section 2.02(a) of the Agreement.

[The Borrower hereby represents and warrants that the conditions specified in Section 4.02 of the Agreement shall be satisfied on and as of the date of the Borrowing.]1

[1]	Not required for a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans.

Exhibit A – Form of Committed Loan Notice

DGK ORRI HOLDINGS, LP

By: DGK ORRI GP, LLC, its sole general partner

By:
Name:
Title:

Exhibit A – Form of Committed Loan Notice

EXHIBIT B

FORM OF NOTE

[Date]

FOR VALUE RECEIVED, the undersigned, DGK ORRI Holdings, LP, a Delaware limited partnership (“Borrower”), hereby promises to pay to                      (the “Lender”) or its registered assigns, in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to Borrower under that certain Credit Agreement dated as of October 19, 2012 (as amended, restated or supplemented from time to time, the “Agreement”; the terms defined therein being used herein as therein defined) among Borrower, the lenders party thereto from time to time, and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent.

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement and as such is entitled to the benefits thereof and, among other things, may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE

WITH, THE LAWS OF THE STATE OF TEXAS.

[Signature Page follows]

Exhibit B – Form of Note

DGK ORRI HOLDINGS, LP

By: DGK ORRI GP, LLC, its sole general partner

By:
Name:
Title:

Exhibit B – Form of Note

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] 2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement identified below (as amended, the “Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “ Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[2]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[3]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit C – Form of Assignment and Assumption

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	DGK ORRI Holdings, LP

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Agreement

5.	Credit Agreement:	Credit Agreement dated as of October [ ], 2012 among DGK ORRI Holdings, LP, a Delaware limited partnership (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent.

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/Loans[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date:	][9]

[Page break]

Effective Date:                  , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]

[NAME OF ASSIGNOR]

By:
Name:
Title:

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
[10]	Add additional signature blocks as needed.

Exhibit C – Form of Assignment and Assumption

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][11]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] [12] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By
Name:
Title:

[Consented to:][13]

[NAME OF RELEVANT PARTY]

By
Name:
Title:

[11]	Add additional signature blocks as needed.
[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Agreement.
[13]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Agreement.

Exhibit C – Form of Assignment and Assumption

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b) of the Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Agreement) (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of

Annex I to Exhibit C

principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

Annex I to Exhibit C

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of October 19, 2012 (as amended, restated or supplemented from time to time, the “Agreement”; the terms defined therein being used herein as therein defined) among DGK ORRI Holdings, LP, a Delaware limited partnership (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent. Pursuant to Section 6.02 of the Agreement, the undersigned, in his/her capacity as a Responsible Officer of Borrower; certifies as follows:

[Use following paragraph 1 for fiscal year-end financial statements]

1.	Attached hereto as Exhibit [A] is the consolidated balance sheet of Borrower and its Subsidiaries, as at the fiscal year ended [ ], and the related consolidated statements of income or operations, partners’ equity and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche, LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion has been prepared in accordance with generally accepted auditing standards and is not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.	Attached hereto as Exhibit [A] is the consolidated balance sheet of Borrower and its Subsidiaries as at the fiscal quarter ended [ ], and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) a consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and each of which fairly presents in all material respects the financial condition, results of operations, partners’ equity and cash flows of Borrower and its Subsidiaries, in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.

2.	Attached hereto as Exhibit [B] is a report setting forth the information required by Section 6.02(iv) of the Agreement containing (i) a description of each Disposition during the last fiscal quarter covered by this Compliance Certificate and (ii) a list of Subsidiaries as of the date of delivery of this Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list.

3.	Except as otherwise disclosed to the Administrative Agent in writing pursuant to the Agreement, at no time during the period covered by the statement of income of operations included in the financial statements referred to above did a Default or an Event of Default exist.

Exhibit D – Form of Compliance Certificate

4.	The ratio of Consolidated Total Debt to Consolidated EBITDA for the Test Period ending on the balance sheet date (beginning with September 30, 2012) of the financial statements referred to above is [ ]:1.0.

5.	The Current Ratio for the 12-month period ending on the balance sheet date (beginning with September 30, 2012) of the financial statements referred to above is [ ]:1.0.

IN WITNESS WHREOF, the undersigned, in his/her capacity as a Responsible Officer of Borrower, as executed this certificate for and on behalf of Borrower and has caused this certificate to be delivered on this      day of             .

DGK ORRI HOLDINGS, LP

By:	DGK ORRI GP, LLC,
its sole general partner

By:
Name:
Title:

Exhibit D – Form of Compliance Certificate

EXHIBIT A TO

COMPLIANCE CERTIFICATE

[ANNUAL] [QUARTERLY] FINANCIAL STATEMENTS

Exhibit D- Form of Compliance Certificate Exhibit A to Compliance Certificate

EXHIBIT B TO

COMPLIANCE CERTIFICATE

REPORTING INFORMATION

Exhibit D- Form of Compliance Certificate Exhibit B to Compliance Certificate

EXHIBIT E

[RESERVED]

Exhibit E – [Reserved]

EXHIBIT F

FORM OF RESERVE REPORT CERTIFICATE

The undersigned officer executing this certificate on behalf of DGK ORRI Holdings, LP, a Delaware limited partnership (the “Borrower”) certifies that he/she is the [        ] of DGK ORRI GP, LLC, the sole General Partner of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. Reference is made to that certain Credit Agreement dated as of October 19, 2012 (as amended, restated or supplemented from time to time, the “Agreement”; the terms defined therein being used herein as therein defined) among Borrower, the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent. Terms used but not defined herein shall have the meanings given them in the Agreement and all section references herein refer to sections of the Agreement. This certificate is being delivered pursuant to Section 6.14(c) of the Agreement. The Borrower hereby certifies in all material respects that:

(a) To the knowledge of the Borrower, the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects.

(b) Except as set forth on Schedule [        ] hereto, the Loan Parties own good and defensible title to the Collateral Coverage Minimum of the Borrowing Base Properties evaluated in the Reserve Report delivered herewith (other than those Disposed of in compliance with Section 7.05 since delivery of the Reserve Report) and such Borrowing Base Properties are free of all Liens except for Liens permitted by Section 7.01.

(c) Except as set forth on Schedule [        ] attached hereto, no Borrowing Base Properties have been Disposed since the date of the last Borrowing Base determination.

(d) Attached hereto as Exhibit A is a list of the Borrowing Base Properties evaluated in the Reserve Report delivered herewith which constitute Collateral and demonstrating that the PV-9 of the Collateral (as calculated at the time of delivery of this Reserve Report) meets the Collateral Coverage Minimum.

EXECUTED AND DELIVERED this [     ] day of              , 20[     ].

DGK ORRI HOLDINGS, LP

By:	DGK ORRI GP, LLC,
its sole general partner

By:
Name:
Title:

Exhibit F – Form of Reserve Report Certificate

EXHIBIT A TO

RESERVE REPORT CERTIFICATE

LIST OF THE BORROWING BASE PROPERTIES

Exhibit F – Form of Reserve Report Certificate Exhibit A to Reserve Report Certificate

EXHIBIT G-1

FORM OF U.S. TAX CERTIFICATE (FOR FOREIGN LENDERS THAT ARE NOT

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of October 19, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), among DGK ORRI Holdings, LP (“Borrower”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with a certificate of its non- U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

Exhibit G-1

EXHIBIT G-2

FORM OF U.S. TAX CERTIFICATE (FOR FOREIGN PARTICIPANTS THAT ARE NOT

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of October 19, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), among DGK ORRI Holdings, LP (“Borrower”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

Exhibit G-2

EXHIBIT G-3

FORM OF U.S. TAX CERTIFICATE (FOR FOREIGN PARTICIPANTS THAT ARE

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of October 19, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), among DGK ORRI Holdings, LP (“Borrower”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.01 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W- 8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

Exhibit G-3

EXHIBIT G-4

FORM OF U.S. TAX CERTIFICATE (FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS

FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of October 19, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), among DGK ORRI Holdings, LP (“Borrower”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.01 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

Exhibit G-4